Exhibit 3.2

Execution Version

SECOND AMENDED AND RESTATED
OPERATING AGREEMENT

OF

NISKA GAS STORAGE PARTNERS LLC

TABLE OF CONTENTS

		Page

ARTICLE I
DEFINITIONS
Section 1.1	Definitions	2
Section 1.2	Construction	21

ARTICLE II
ORGANIZATION

Section 2.1	Formation	21
Section 2.2	Name	21
Section 2.3	Registered Office; Registered Agent; Principal Office; Other Offices	21
Section 2.4	Purpose and Business	22
Section 2.5	Powers	22
Section 2.6	Term	22
Section 2.7	Title to Company Assets	22

ARTICLE III
RIGHTS OF MEMBERS

Section 3.1	Limitation of Liability	23
Section 3.2	Management of Business	23
Section 3.3	Outside Activities of the Non-Managing Members	23
Section 3.4	Rights of Non-Managing Members	23

ARTICLE IV
CERTIFICATES; RECORD HOLDERS; TRANSFER OF MEMBERSHIP INTERESTS;
REDEMPTION OF MEMBERSHIP INTERESTS

Section 4.1	Certificates	24
Section 4.2	Mutilated, Destroyed, Lost or Stolen Certificates	24
Section 4.3	Record Holders	25
Section 4.4	Transfer Generally	25
Section 4.5	Registration and Transfer of Non-Managing Member Interests	26
Section 4.6	Transfer of the Manager’s Managing Member Interest	27
Section 4.7	Restrictions on Transfers	27
Section 4.8	Eligibility Certificates; Ineligible Holders	28
Section 4.9	Redemption of Membership Interests of Ineligible Holders	29

ARTICLE V
CAPITAL CONTRIBUTIONS AND ISSUANCE OF MEMBERSHIP INTERESTS

Section 5.1	Organizational Contributions	31

i

ARTICLE VIII
BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 8.1	Records and Accounting	64
Section 8.2	Fiscal Year	64
Section 8.3	Reports	65

ARTICLE IX
TAX MATTERS

Section 9.1	Tax Returns and Information	65
Section 9.2	Tax Elections	65
Section 9.3	Tax Controversies	66
Section 9.4	Withholding Tax Payments	66

ARTICLE X
ADMISSION OF MEMBERS

Section 10.1	Admission of Non-Managing Members	66
Section 10.2	Admission of Successor Manager	67
Section 10.3	Amendment of Agreement and Certificate of Formation	67

ARTICLE XI
WITHDRAWAL OR REMOVAL OF MEMBERS

Section 11.1	Withdrawal of the Manager	67
Section 11.2	Removal of the Manager	69
Section 11.3	Interest of Departing Manager and Successor Manager	69
Section 11.4	Extinguishment of Cumulative Common Unit Arrearages	71
Section 11.5	Withdrawal of Non-Managing Members	71

ARTICLE XII
DISSOLUTION AND LIQUIDATION

Section 12.1	Dissolution	71
Section 12.2	Continuation of the Business of the Company After Dissolution	71
Section 12.3	Liquidator	72
Section 12.4	Liquidation	73
Section 12.5	Cancellation of Certificate of Formation	73
Section 12.6	Return of Contributions	73
Section 12.7	Waiver of Partition	74
Section 12.8	Capital Account Restoration	74

ARTICLE XIII
AMENDMENT OF OPERATING AGREEMENT; MEETINGS; RECORD DATE

Section 13.1	Amendments to be Adopted Solely by the Manager	74
Section 13.2	Amendment Procedures	75

SECOND AMENDED AND RESTATED OPERATING AGREEMENT
OF NISKA GAS STORAGE PARTNERS LLC

THIS SECOND AMENDED AND RESTATED OPERATING AGREEMENT OF NISKA GAS STORAGE PARTNERS LLC, dated as of April 2, 2013 is entered into by Niska Gas Storage Management LLC, a Delaware limited liability company (together with any successor, in its capacity as the managing member of the Company, the “Manager”), together with any other Persons who are or who may become Members in the Company or parties hereto as provided herein.

WHEREAS, the Manager and the Members of the Company entered into that certain First Amended and Restated Operating Agreement of the Company dated as of May 17, 2010 (the “Operating Agreement”);

WHEREAS, acting pursuant to the power and authority granted to the Manager under Section 13.1 of the Operating Agreement, the Manager entered into Amendment No. 1 to the Operating Agreement dated as of April 2, 2013 (as so amended, the “Amended Operating Agreement”);

WHEREAS, Niska Sponsor Holdings Coöperatief U.A., a coöperatief formed in the Netherlands (“Sponsor Holdings”) and the Company have entered into that certain Sponsor Equity Restructuring Agreement, dated the date hereof (the “Restructuring Agreement”), pursuant to which Sponsor Holdings and the Company have agreed to the combination and restructuring of all of the Membership Interests defined in the Amended Operating Agreement as the Subordinated Units (the “Subordinated Units”) and Incentive Distribution Rights (the “Former IDRs”) as the Incentive Distribution Rights (as defined below);

WHEREAS, pursuant to the Restructuring Agreement, the Amended Operating Agreement is required to be amended to reflect the combination and restructuring of the Subordinated Units and the Former IDRs as the Incentive Distribution Rights;

WHEREAS, there are certain other corrections and clarifications to the Amended Operating Agreement that the Manager believes are appropriate;

WHEREAS, Section 13.1(d)(i) of the Amended Operating Agreement provides that the Manager may amend any provision of the Amended Operating Agreement without the approval of any Member to reflect a change that, in the discretion of the Manager, does not adversely affect the Non-Managing Members (including any particular class of Membership Interests as compared to other classes of Membership Interests) in any material respect;

WHEREAS, the Manager and the Board of Directors, as delegee of the management powers of the Manager, have determined that the amendments to the Amended Operating Agreement do not adversely affect the Non-Managing Members (including any particular class of Membership Interests as compared to other classes of Membership Interests) in any material respect other than the Subordinated Units and Former IDRs, the holder of which has approved the amendments;

WHEREAS, Section 13.1(g) of the Amended Operating Agreement provides that the Manager may amend any provision of the Amended Operating Agreement without the approval of any Member to reflect a change that the Manager deems to be necessary or appropriate in connection with the creation, authorization or issuance of any class or series of Membership Interests in the Company pursuant to Section 5.6; and

WHEREAS, the Manager and the Board of Directors, as delegee of the management powers of the Manager, have determined that the amendments to the Amended Operating Agreement are necessary and appropriate in connection with the creation and authorization of the Incentive Distribution Rights in the Company.

NOW, THEREFORE, the Manager does hereby amend and restate the Amended Operating Agreement to provide in its entirety as follows:

ARTICLE I
DEFINITIONS

Section 1.1            Definitions.  The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“Additional Book Basis” means the portion of any remaining Carrying Value of an Adjusted Property that is attributable to positive adjustments made to such Carrying Value as a result of Book-Up Events. For purposes of determining the extent that Carrying Value constitutes Additional Book Basis:

(i)            any negative adjustment made to the Carrying Value of an Adjusted Property as a result of either a Book-Down Event or a Book-Up Event shall first be deemed to offset or decrease that portion of the Carrying Value of such Adjusted Property that is attributable to any prior positive adjustments made thereto pursuant to a Book-Up Event or Book-Down Event; and

(ii)           if Carrying Value that constitutes Additional Book Basis is reduced as a result of a Book-Down Event and the Carrying Value of other property is increased as a result of such Book-Down Event, an allocable portion of any such increase in Carrying Value shall be treated as Additional Book Basis; provided, that the amount treated as Additional Book Basis pursuant hereto as a result of such Book-Down Event shall not exceed the amount by which the Aggregate Remaining Net Positive Adjustments after such Book-Down Event exceeds the remaining Additional Book Basis attributable to all of the Company’s Adjusted Property after such Book-Down Event (determined without regard to the application of this clause (ii) to such Book-Down Event).

“Additional Book Basis Derivative Items” means any Book Basis Derivative Items that are computed with reference to Additional Book Basis. To the extent that the Additional Book Basis attributable to all of the Company’s Adjusted Property as of the beginning of any taxable period exceeds the Aggregate Remaining Net Positive Adjustments as of the beginning of such period (the “Excess Additional Book Basis”), the Additional Book Basis Derivative Items for such period shall be reduced by the amount that bears the same ratio to the amount of Additional Book Basis Derivative Items determined without regard to this sentence as the Excess Additional Book Basis bears to the Additional Book Basis as of the beginning of such period.  With respect to a Disposed of Adjusted Property, the Additional Book Basis Derivative items shall be the amount of Additional Book Basis taken into account in computing gain or loss from the disposition of such Disposed of Adjusted Property.

“Adjusted Capital Account” means the Capital Account maintained for each Member as of the end of each taxable period of the Company, (a) increased by any amounts that such Member is obligated to restore under the standards set by Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5)) and (b) decreased by (i) the amount of all losses and deductions that, as of the end of such taxable period, are reasonably expected to be allocated to such Member in subsequent taxable periods under Sections 704(e)(2) and 706(d) of the Code and Treasury Regulation Section 1.751-1(b)(2)(ii), and (ii) the amount of all distributions that, as of the end of such taxable period, are reasonably expected to be made to such Member in subsequent taxable periods in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Member’s Capital Account that are reasonably expected to occur during (or prior to) the taxable period in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to Section 6.1(d)(i) or Section 6.1(d)(ii)). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith. The “Adjusted Capital Account” of a Member in respect of any Membership Interest shall be the amount that such Adjusted Capital Account would be if such Membership Interest were the only interest in the Company held by such Member from and after the date on which such Membership Interest was first issued.

“Adjusted Property” means any property the Carrying Value of which has been adjusted pursuant to Section 5.5(d).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Aggregate Remaining Net Positive Adjustments” means, as of the end of any taxable period, the sum of the Remaining Net Positive Adjustments of all the Members.

“Agreed Allocation” means any allocation, other than a Required Allocation, of an item of income, gain, loss or deduction pursuant to the provisions of Section 6.1, including a Curative Allocation (if appropriate to the context in which the term “Agreed Allocation” is used).

“Agreed Value” of any Contributed Property means the fair market value of such property at the time of contribution and in the case of an Adjusted Property the fair market value of such Adjusted Property on the date of the revaluation event as described in Section 5.5(d), in both cases as determined by the Manager.

“Agreement” means this Second Amended and Restated Operating Agreement of Niska Gas Storage Partners LLC, as it may be amended, supplemented or restated from time to time.

“Amended Operating Agreement” means the First Amended and Restated Operating Agreement of Niska Gas Storage Partners LLC, as amended by Amendment No. 1 to the Operating Agreement dated as of April 2, 2013.

“Associate” means, when used to indicate a relationship with any Person, (a) any corporation or organization of which such Person is a director, officer, manager, general partner or managing member or is, directly or indirectly, the owner of 20% or more of any class of voting stock or other voting interest; (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same principal residence as such Person.

“Board of Directors” means the board of directors appointed by the Manager pursuant to Section 7.2(b) or, if the Manager revokes the delegation to such board of directors, the board of directors of the Manager.

“Book Basis Derivative Items” means any item of income, deduction, gain or loss that is computed with reference to the Carrying Value of an Adjusted Property (e.g., depreciation, depletion, or gain or loss with respect to an Adjusted Property).

“Book-Down Event” means an event that triggers a negative adjustment to the Capital Accounts of the Members pursuant to Section 5.5(d).

“Book-Tax Disparity” means with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for U.S. federal income tax purposes as of such date. A Member’s share of the Company’s Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Member’s Capital Account balance as maintained pursuant to Section 5.5 and the hypothetical balance of such Member’s Capital Account computed as if it had been maintained strictly in accordance with U.S. federal income tax accounting principles.

“Book-Up Event” means an event that triggers a positive adjustment to the Capital Accounts of the Members pursuant to Section 5.5(d).

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of New York shall not be regarded as a Business Day.

“Capital Account” means the capital account maintained for a Member pursuant to Section 5.5. The “Capital Account” of a Member in respect of any Membership Interest shall be the amount that such Capital Account would be if such Membership Interest were the only interest in the Company held by such Member from and after the date on which such Membership Interest was first issued.

“Capital Contribution” means any cash, cash equivalents or the Net Agreed Value of Contributed Property that a Member contributes to the Company or that is contributed, directly or indirectly, to the Company on behalf of a Member; provided that in the case of an underwritten offering of Units, the amount of any underwriting discounts or commissions shall be treated as having been contributed to the Company.

“Capital Improvement” means any (a) addition or improvement to the capital assets owned by any Group Member, (b) acquisition (through an asset acquisition, merger, stock acquisition or other form of investment) of existing, or the construction of new, capital assets, or (c) capital contribution by a Group Member to a Person that is not a Subsidiary, in which a Group Member has, or after such capital contribution will have, an equity interest to fund the Group Member’s pro rata share of the cost of the acquisition of existing, or the construction of new or the improvement of existing, capital assets, in each case if such addition, improvement, acquisition or construction is made to increase the long-term operating capacity or operating income of the Company Group from the long-term operating capacity or operating income of the Company Group, in the case of clauses (a) and (b), or such Person, in the case of clause (c), from that existing immediately prior to such addition, improvement, acquisition or construction.

“Capital Surplus” means cash and cash equivalents distributed by the Company in excess of Operating Surplus, as described in Section 6.3(a).

“Carrying Value” means (a) with respect to a Contributed Property or Adjusted Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and cost recovery deductions charged to the Members’ Capital Accounts in respect of such property, and (b) with respect to any other Company property, the adjusted basis of such property for U.S. federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Section 5.5(d) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Company properties, as deemed appropriate by the Manager.

“Cause” means a court of competent jurisdiction has entered a final, non-appealable judgment finding the Manager is liable for actual fraud or willful misconduct in its capacity as a managing member of the Company.

“Certificate” means a certificate in such form (including global form if permitted by applicable rules and regulations) as may be adopted by the Manager, issued by the Company evidencing ownership of one or more Membership Interests.   The initial form of certificate approved by the Manager for Common Units is attached as Exhibit A to this Agreement.

“Certificate of Formation” means the Certificate of Formation of the Company filed with the Secretary of State of the State of Delaware as referenced in Section 7.3, as such Certificate of Formation may be amended, supplemented or restated from time to time.

“Citizenship Eligibility Trigger” has the meaning assigned to such term in Section 4.8(a)(ii).

“claim” (as used in Section 7.14(c)) has the meaning assigned to such term in Section 7.14(c).

“Closing Date” means the first date on which Common Units were sold by the Company to the Underwriters pursuant to the provisions of the Underwriting Agreement.

“Closing Price” means, in respect of any class of Non-Managing Member Interests, as of the date of determination, the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the principal National Securities Exchange on which the respective Non-Managing Member Interests are listed or admitted to trading or, if such Non-Managing Member Interests are not listed or admitted to trading on any National Securities Exchange, the last quoted price on such day or, if not so quoted, the average of the high bid and low asked prices on such day in the over-the-counter market, as reported by the primary reporting system then in use in relation to such Non-Managing Member Interests of such class, or, if on any such day such Non-Managing Member Interests of such class are not quoted by any such organization, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in such Non-Managing Member Interests of such class selected by the Manager, or if on any such day no market maker is making a market in such Non-Managing Member Interests of such class, the fair value of such Non-Managing Member Interests on such day as determined by the Manager.

“Code” means the U.S. Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.

“Combined Interest” has the meaning assigned to such term in Section 11.3(a).

“Commences Commercial Service” means a Capital Improvement is first put into commercial service by a Group Member following, if applicable, completion of construction and testing.

“Commission” means the United States Securities and Exchange Commission.

“Common Unit” means a Unit representing a fractional part of the Membership Interests of all Non-Managing Members, and having the rights and obligations specified with respect to Common Units in this Agreement. The term “Common Unit” does not refer to, or include, any Incentive Distribution Rights.

“Common Unit Arrearage” means, with respect to any Common Unit, whenever issued, with respect to any Quarter after the Closing Date, the excess, if any, of (a) the Minimum Quarterly Distribution with respect to a Common Unit in respect of such Quarter over (b) the sum of all cash and cash equivalents distributed with respect to a Common Unit in respect of such Quarter pursuant to Section 6.4(a)(i).

“Company” means Niska Gas Storage Partners LLC, a Delaware limited liability company.

“Company Group” means the Company and its Subsidiaries treated as a single entity.

“Company Minimum Gain” means the amount of “partnership minimum gain” determined in accordance with the principles of Treasury Regulation Sections 1.704-2(b)(2) and 1.704-2(d).

“Conflicts Committee” means a committee of the Board of Directors composed entirely of two or more directors who are not (a) officers or employees of the Manager, (b) officers, directors or employees of any Affiliate of the Manager (other than Group Members) or (c) holders of any ownership interest in the Manager or any of its affiliates, including any Group Member other than Common Units and awards that are granted to such director under the Long-Term Incentive Plan and who also meet the independence standards required of directors who serve on an audit committee of a board of directors established by the Securities Exchange Act and the rules and regulations of the Commission thereunder and by the National Securities Exchange on which any class of Membership Interests is listed or admitted to trading.

“Contributed Property” means each property, in such form as may be permitted by the Delaware Act, but excluding cash, contributed to the Company. Once the Carrying Value of a Contributed Property is adjusted pursuant to Section 5.5(d), such property shall no longer constitute a Contributed Property, but shall be deemed an Adjusted Property.

“Contribution Agreement” means that certain Contribution, Assignment and Assumption Agreement, dated as of May 7, 2010, among the Manager, the Company, Holdings US and Holdings Canada, and certain other parties, together with the additional conveyance documents and instruments contemplated or referenced thereunder, as such may be amended, supplemented or restated from time to time.

“Cumulative Common Unit Arrearage” means, with respect to any Common Unit, whenever issued, and as of the end of any Quarter, the excess, if any, of (a) the sum of the Common Unit Arrearages with respect to an Initial Common Unit for each Quarter after the Closing Date over (b) the sum of any distributions theretofore made pursuant to Section 6.4(a)(ii) and the second sentence of Section 6.5 with respect to an Initial Common Unit (including any distributions to be made in respect of the last of such Quarters).

“Curative Allocation” means any allocation of an item of income, gain, deduction, loss or credit pursuant to the provisions of Section 6.1(d)(xi).

“Current Market Price” means, in respect of any class of Non-Managing Member Interests, as of the date of determination, the average of the daily Closing Prices per Non-Managing Member Interest of such class for the 20 consecutive Trading Days immediately prior to such date.

“Deferred Issuance and Distribution” means both (a) the issuance by the Company of a number of additional Common Units that is equal to the excess, if any, of (x) 2,625,000 over (y) the aggregate number, if any, of Common Units actually purchased by and issued to the Underwriters pursuant to the Over-Allotment Option on the Option Closing Date(s), and (b) a distribution in an amount equal to the aggregate amount of cash, if any, contributed by the Underwriters to the Company on the Option Closing Date(s) with respect to Common Units issued by the Company upon each exercise of the Over-Allotment Option.

“Delaware Act” means the Delaware Limited Liability Company Act, 6 Del C. Section 18-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

“Departing Manager” means a former Manager from and after the effective date of any withdrawal or removal of such former Manager pursuant to Section 11.1 or Section 11.2.

“Disposed of Adjusted Property” has the meaning assigned to such term in Section 6.1(d)(xii)(B).

“Economic Risk of Loss” has the meaning set forth in Treasury Regulation Section 1.752-2(a).

“Eligibility Certificate” has the meaning assigned to such term in Section 4.8(b).

“Eligible Holder” means a Member whose (a) U.S. federal income tax status would not, in the determination of the Manager, have the material adverse effect described in Section 4.8(a)(i) or (b) nationality, citizenship or other related status would not, in the determination of the Manager, create a substantial risk of cancellation or forfeiture as described in Section 4.8(a)(ii).

“Estimated Incremental Quarterly Tax Amount” has the meaning assigned to such term in Section 6.8.

“Event of Withdrawal” has the meaning assigned to such term in Section 11.1(a).

“Excess Distribution” has the meaning assigned to such term in Section 6.1(d)(iii)(A).

“Excess Distribution Unit” has the meaning assigned to such term in Section 6.1(d)(iii)(A).

“Expansion Capital Expenditures” means cash expenditures for Capital Improvements. Expansion Capital Expenditures shall not include Maintenance Capital Expenditures or Investment Capital Expenditures. Expansion Capital Expenditures shall include interest (and related fees) on debt incurred to finance the construction of a Capital Improvement and paid in respect of the period beginning on the date that a Group Member enters into a binding obligation to commence construction of a Capital Improvement and ending on the earlier to occur of (a) the date that such Capital Improvement Commences Commercial Service and (b) the date that such Capital Improvement is abandoned or disposed of.  Debt incurred to fund interest payments described in the immediately preceding sentence or incurred to fund distributions in respect of equity issued (including incremental Incentive Distributions related thereto) to fund the construction of a Capital Improvement as described in clause (a)(iv) of the definition of Operating Surplus shall also be deemed to be debt incurred to finance the construction of a Capital Improvement.  Where capital expenditures are made in part for Expansion Capital Expenditures and in part for other purposes, the Manager shall determine the allocation between the amounts paid for each.

“Gross Liability Value” means, with respect to any Liability of the Company described in Treasury Regulation Section 1.752-7(b)(3)(i), the amount of cash that a willing assignor would pay to a willing assignee to assume such Liability in an arm’s-length transaction.

“Group” means a Person that with or through any of its Affiliates or Associates has any contract, arrangement, understanding or relationship for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to such Person in response to a proxy or consent solicitation made to 10 or more Persons), exercising investment power or disposing of any Membership Interests with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, Membership Interests.

“Group Member” means a member of the Company Group.

“Group Member Agreement” means the partnership agreement of any Group Member that is a limited or general partnership, the limited liability company agreement of any Group Member, other than the Company, that is a limited liability company, the certificate of incorporation and bylaws or similar organizational documents of any Group Member that is a corporation, the joint venture agreement or similar governing document of any Group Member that is a joint venture and the governing or organizational or similar documents of any other Group Member that is a Person other than a limited or general partnership, limited liability company, corporation or joint venture, as such may be amended, supplemented or restated from time to time.

“Hedge Contract” means any exchange, swap, forward, cap, floor, collar or other similar agreement or arrangement that is entered into for the purpose of hedging the Company Group’s exposure to fluctuations in the price of hydrocarbons, interest rates, basis differentials or currency exchange rates in their operations or financing activities and not for speculative purposes.  The term “Long-Term Hedge Contract” refers to any Hedge Contract with a  specified termination date more than twelve months after the date the Hedge Contract is entered into and the term “Current Hedge Contract” refers to all other Hedge Contracts.

“Holder” as used in Section 7.14, has the meaning assigned to such term in Section 7.14(a).

“Holdings Canada” means Niska GS Holdings Canada, L.P., a Delaware limited partnership.

“Holdings US” means Niska GS Holdings US, L.P., a Delaware limited partnership.

“Incentive Distribution Right” means a Non-Managing Member Interest representing a fractional part of the Membership Interests of all Non-Managing Members, and having the rights and obligations specified with respect to Incentive Distribution Rights in this Agreement.

“Incentive Distributions” means any amount of cash distributed to the holders of the Incentive Distribution Rights pursuant to Section 6.4.

“Incremental Income Taxes” has the meaning assigned to such term in Section 6.8.

“Indemnified Persons” has the meaning assigned to such term in Section 7.14(c).

“Indemnitee” means (a) any Manager, (b) any Departing Manager, (c) any Person who is or was a director, officer, fiduciary, trustee, manager or managing member of any Group

Member, a Manager or any Departing Manager, (d) any Person who is or was serving at the request of a Manager or any Departing Manager as a director, officer, fiduciary, trustee, manager or managing member of another Person owing a fiduciary duty to any Group Member; provided that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, (e) any Person who controls the Manager and (f) any Person the Manager designates as an “Indemnitee” for purposes of this Agreement.

“Ineligible Holder” has the meaning assigned to such term in Section 4.8(c).

“Initial Common Units” means the Common Units sold in the Initial Offering.

“Initial Offering” means the initial offering and sale of Common Units to the public, as described in the Registration Statement, including any offering and sale of Common Units pursuant to the Over-Allotment Option.

“Initial Unit Price” means (a) with respect to the Common Units, the initial public offering price per Common Unit at which the Underwriters offered the Common Units to the public for sale as set forth on the cover page of the prospectus included as part of the Registration Statement and first issued at or after the time the Registration Statement first became effective or (b) with respect to any other class or series of Units, the price per Unit at which such class or series of Units is initially sold by the Company, as determined by the Manager, in each case adjusted as the Manager determines to be appropriate to give effect to any distribution, subdivision or combination of Units.

“Interim Capital Transactions” means the following transactions if they occur prior to the Liquidation Date: (a) borrowings, refinancings or refundings of indebtedness (other than Working Capital Borrowings and other than for items purchased on open account or for a deferred purchase price in the ordinary course of business) by any Group Member and sales of debt securities of any Group Member; (b) sales of equity interests of any Group Member (including the Common Units sold to the Underwriters pursuant to the exercise of the Over-Allotment Option); and (c) sales or other voluntary or involuntary dispositions of any assets of any Group Member other than (i) sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business, and (ii) sales or other dispositions of assets as part of normal retirements or replacements.

“Investment Capital Expenditures” means capital expenditures that are neither Expansion Capital Expenditures nor Maintenance Capital Expenditures.

“Liability” means any liability or obligation of any nature, whether accrued, contingent or otherwise.

“Liquidation Date” means (a) in the case of an event giving rise to the dissolution of the Company of the type described in clauses (a) and (b) of the first sentence of Section 12.2, the date on which the applicable time period during which the holders of Outstanding Units have the right to elect to continue the business of the Company has expired without such an election being made, and (b) in the case of any other event giving rise to the dissolution of the Company, the date on which such event occurs.

“Liquidator” means one or more Persons selected by the Manager to perform the functions described in Section 12.4 as liquidating trustee of the Company within the meaning of the Delaware Act.

“Long-Term Incentive Plan” means the Niska Gas Storage Partners LLC 2010 Long-Term Incentive Plan, as may be amended, or any equity compensation plan successor thereto.

“Maintenance Capital Expenditures” means cash expenditures (including expenditures for the addition or improvement to or replacement of the capital assets owned by any Group Member or for the acquisition of existing, or the construction or development of new, capital assets) made to maintain the long-term operating capacity or operating income of the Company Group.

“Manager” means Niska Gas Storage Management LLC, a Delaware limited liability company, and its successors and permitted assigns that are admitted to the Company as managing member of the Company, in their capacity as managing member of the Company.

“Manager Contribution Interest” has the meaning assigned to it in the Contribution Agreement.

“Managing Member Interest” means the management and ownership interest of the Manager in the Company (in its capacity as the managing member without reference to any Non-Managing Member Interest held by it) and includes any and all benefits to which the Manager is entitled as provided in this Agreement, together with all obligations of the Manager to comply with the terms and provisions of this Agreement.

“Member Nonrecourse Debt” has the meaning ascribed to the term “partner nonrecourse debt” set forth in Treasury Regulation Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” has the meaning ascribed to the term “partner nonrecourse debt minimum gain” set forth in Treasury Regulation Section 1.704-2(i)(2).

“Member Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(i) with respect to “partner nonrecourse deductions,” are attributable to a Member Nonrecourse Debt.

“Members” means the Manager and the Non-Managing Members.

“Membership Interest” means any class or series of equity interest in the Company (but excluding any options, rights, warrants and appreciation rights relating to an equity interest in the Company), including Common Units, the Managing Member Interest and the Incentive Distribution Rights.

“Merger Agreement” has the meaning assigned to such term in Section 14.1.

“Minimum Quarterly Distribution” means $0.3500 per Unit per Quarter (or, with respect to periods of less than a full fiscal quarter, it means the product of such amount multiplied by a fraction of which the numerator is the number of days in such period and the denominator is the total number of days in such fiscal quarter), subject to adjustment in accordance with Sections 6.6 and 6.8.

“National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Securities Exchange Act (or any successor to such Section) and any other securities exchange (whether or not registered with the Commission under Section 6(a) (or successor to such Section) of the Securities Exchange Act) that the Manager shall designate as a National Securities Exchange for purposes of this Agreement.

“Net Agreed Value” means, (a) in the case of any Contributed Property, the Agreed Value of such property reduced by any Liabilities either assumed by the Company upon such contribution or to which such property is subject when contributed and (b) in the case of any property distributed to a Member by the Company, the Company’s Carrying Value of such property (as adjusted pursuant to Section 5.5(d)(ii)) at the time such property is distributed, reduced by any Liabilities either assumed by such Member upon such distribution or to which such property is subject at the time of distribution.

“Net Income” means, for any taxable period, the excess, if any, of the Company’s items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period over the Company’s items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period. The items included in the calculation of Net Income shall be determined in accordance with Section 5.5(b) and shall not include any items specially allocated under Section 6.1(d); provided, that the determination of the items that have been specially allocated under Section 6.1(d) shall be made without regard to any reversal of such items under Section 6.1(d)(xii).

“Net Loss” means, for any taxable period, the excess, if any, of the Company’s items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period over the Company’s items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period. The items included in the calculation of Net Loss shall be determined in accordance with Section 5.5(b) and shall not include any items specially allocated under Section 6.1(d); provided, that the determination of the items that have been specially allocated under Section 6.1(d) shall be made without regard to any reversal of such items under Section 6.1(d)(xii).

“Net Positive Adjustments” means, with respect to any Member, the excess, if any, of the total positive adjustments over the total negative adjustments made to the Capital Account of such Member pursuant to Book-Up Events and Book-Down Events.

“Net Termination Gain” means, for any taxable period, the sum, if positive, of all items of Company income, gain, loss or deduction (determined in accordance with Section 5.5(b)) that are (a) recognized (i) after the Liquidation Date or (ii) upon the sale, exchange or other disposition of all or substantially all of the assets of the Company Group, taken as a whole, in a single transaction or a series of related transactions (excluding any disposition to a member of the Company Group), or (b) deemed recognized by the Company pursuant to Section 5.5(d); provided, however, the items included in the determination of Net Termination Gain shall not include any items of income, gain or loss specially allocated under Section 6.1(d).

“Net Termination Loss” means, for any taxable period, the sum, if negative, of all items of Company income, gain, loss or deduction (determined in accordance with Section 5.5(b)) that are (a) recognized by the Company (i) after the Liquidation Date or (ii) upon the sale, exchange or other disposition of all or substantially all of the assets of the Company Group, taken as a whole, in a single transaction or a series of related transactions (excluding any disposition to a member of the Company Group) or (b) deemed recognized by the Company pursuant to Section 5.5(d); provided, however, the items included in the determination of Net Termination Loss shall not include any items of income, gain or loss specially allocated under Section 6.1(d).

“Non-Managing Member” means, unless the context otherwise requires, each Person that becomes a Non-Managing Member pursuant to the terms of this Agreement and any Departing Manager upon the change of its status from Manager to Non-Managing Member pursuant to Section 11.3, in each case, in such Person’s capacity as a Non-Managing Member of the Company; provided, however, that when the term “Non-Managing Member” is used herein in the context of any vote or other approval, including Articles XIII and XIV, such term shall not, solely for such purpose, include any holder of an Incentive Distribution Right (solely with respect to its Incentive Distribution Rights and not with respect to any other Non-Managing Member Interest held by such Person) except as may otherwise be required by Sections 11.2 and 13.13(b) or law.

“Non-Managing Member Interest” means the ownership interest of a Non-Managing Member in the Company, which may be evidenced by Common Units, Incentive Distribution Rights or other Membership Interests (other than the Managing Member Interest) or a combination thereof or interest therein, and includes any and all benefits to which such Non-Managing Member is entitled as provided in this Agreement, together with all obligations of such Non-Managing Member to comply with the terms and provisions of this Agreement.

“Nonrecourse Built-in Gain” means with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Members pursuant to Section 6.2(b) if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

“Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(b), are attributable to a Nonrecourse Liability.

“Nonrecourse Liability” has the meaning set forth in Treasury Regulation Section 1.752-1(a)(2).

“Notice of Election to Purchase” has the meaning assigned to such term in Section 15.1(b).

“Notional Manager Units” means notional units used solely to calculate the Manager’s Percentage Interest.  Notional Manager Units shall not constitute “Units” for any purpose of this Agreement.  There were initially 1,379,786 Notional Manager Units (resulting in the Manager’s Percentage Interest being 2% after giving effect to any exercise of the Over-Allotment Option and the Deferred Issuance and Distribution).  Effective with the transactions contemplated by the Restructuring Agreement, the number of Notional Manager Units was reduced to 696,837.4428 (resulting in the Manager’s Percentage Interest being 1.98% after such transactions).  If the Manager makes additional Capital Contributions pursuant to Section 5.2(b) to maintain its Percentage Interest, the number of Notional Manager Units shall be increased proportionally to reflect the maintenance of such Percentage Interest.

“Notional Subordinated Units” means notional units used solely to calculate the number of units that the holders of Incentive Distribution Rights are deemed to have for purposes of voting under Section 11.2.  Notional Subordinated Units will cease to exist upon the earlier of (i) the expiration of the five-year period beginning on April 2, 2013 or (ii) Sponsor Holdings and its Affiliates no longer owning a majority of both the Managing Member Interest and the Incentive Distribution Rights.  Notional Subordinated Units shall not constitute “Units” for any purpose of this Agreement.  There shall be 33,804,745 Notional Subordinated Units.  The 33,804,745 Notional Subordinated Units shall be voted under Section 11.2 among holders of the Incentive Distribution Rights Pro Rata.  These voting rights are a right associated with the Incentive Distribution Rights but are separate and apart from the voting rights of the Incentive Distribution Rights provided in Section 13.13(b).

“Operating Agreement” means the First Amended and Restated Operating Agreement of Niska Gas Storage Partners LLC.

“Operating Expenditures” means all Company Group cash expenditures (or the Company’s proportionate share of expenditures in the case of Subsidiaries that are not wholly owned), including taxes, reimbursements of expenses of the Manager, payments made in the ordinary course of business under Hedge Contracts, repayment of Working Capital Borrowings, debt service payments and capital expenditures, subject to the following:

(a)                                 repayment of Working Capital Borrowings deducted from Operating Surplus pursuant to clause (b)(iii) of the definition of Operating Surplus shall not constitute Operating Expenditures when actually repaid;

(b)                                 payments (including prepayments and prepayment penalties) of principal of and premium on indebtedness other than Working Capital Borrowings shall not constitute Operating Expenditures;

(c)                                  Operating Expenditures shall not include (i) Expansion Capital Expenditures or Investment Capital Expenditures, (ii) payment of transaction expenses relating to Interim Capital Transactions, (iii) distributions to Members or (iv) repurchases of Membership Interests of any class, other than repurchases of Membership Interests to satisfy obligations under employee benefit plans, or reimbursements of expenses of the Manager for such purchases. Where capital expenditures are made in part for Expansion Capital Expenditures and in part for other purposes, the Manager shall determine the allocation between the amounts paid for each; and

(d)                                 payments made in connection with the initial purchase of a Long-Term Hedge Contract shall be amortized over the life of the applicable Hedge Contract, and payments made in connection with the termination of any Long-Term Hedge Contract prior to the expiration of its stipulated settlement or termination date shall be amortized over what would have been the remaining life of the Long-Term Hedge Contract had it not been so terminated.

“Operating Surplus” means, with respect to any period ending prior to the Liquidation Date, on a cumulative basis and without duplication,

(a)                                 the sum of (i) $50 million, (ii) all cash receipts of the Company Group (or the Company’s proportionate share of cash receipts in the case of Subsidiaries that are not wholly owned) for the period beginning on the Closing Date and ending on the last day of such period, but excluding cash receipts from Interim Capital Transactions and the termination of Long-Term Hedge Contracts (provided that cash receipts from the termination of a Long-Term Hedge Contract prior to its specified termination date shall be included in Operating Surplus in equal quarterly installments over the remaining scheduled life of such Hedge Contract), (iii) all cash receipts of the Company Group (or the Company’s proportionate share of cash receipts in the case of Subsidiaries that are not wholly owned) after the end of such period but on or before the date of determination of Operating Surplus with respect to such period resulting from Working Capital Borrowings and (iv) the amount of distributions paid on equity (including incremental Incentive Distributions) issued, other than equity issued in the Initial Offering, to finance all or a portion of the construction, acquisition or improvement of a Capital Improvement and paid in respect of the period beginning on the date that the Group Member enters into a binding obligation to commence construction or improvement of, or to acquire, such Capital Improvement and ending on the earlier to occur of (A) the date that such Capital Improvement Commences Commercial Service and (B) the date that it is abandoned or disposed of (equity issued, other than equity issued in the Initial Offering, to fund the construction period interest payments on debt incurred (including periodic net payments under related interest rate swap agreements), or construction period distributions on equity issued, to finance the construction, acquisition or improvement of a Capital Improvement shall also be deemed to be equity issued to finance the construction, acquisition or improvement of a Capital Improvement for purposes of this clause (iv)), less

(b)                                 the sum of (i) Operating Expenditures for the period beginning on the Closing Date and ending on the last day of such period, (ii) the amount of cash reserves established by the Manager (or the Company’s proportionate share of cash reserves in the case of Subsidiaries that are not wholly owned) to provide funds for future Operating Expenditures, (iii) all Working Capital Borrowings not repaid within twelve months after having been incurred and (iv) any cash loss realized on disposition of an Investment Capital Expenditure; provided, however, that disbursements made (including contributions to a Group Member or disbursements on behalf of a Group Member) or cash reserves established, increased or reduced after the end of such period but on or before the date of determination of cash to be distributed with respect to such period shall be deemed to have been made, established, increased or reduced, for purposes of determining Operating Surplus, within such period if the Manager so determines.

Notwithstanding the foregoing, “Operating Surplus” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.  Cash receipts from an

Investment Capital Expenditures shall be treated as cash receipts only to the extent they are a return on principal, but return of principal shall not be treated as cash receipts.

“Opinion of Counsel” means a written opinion of counsel (who may be regular counsel to the Company or the Manager or any of its Affiliates) acceptable to the Manager.

“Option Closing Date” means the date or dates on which any Common Units are sold by the Company to the Underwriters upon exercise of the Over-Allotment Option.

“Outstanding” means, with respect to Membership Interests, all Membership Interests that are issued by the Company and reflected as outstanding on the Company’s books and records as of the date of determination; provided, however, that if at any time any Person or Group (other than the Manager or its Affiliates) beneficially owns 20% or more of the Outstanding Membership Interests of any class then Outstanding, all Membership Interests owned by such Person or Group shall not be entitled to be voted on any matter and shall not be considered to be Outstanding when sending notices of a meeting of Members to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement, except that Membership Interests so owned shall be considered to be Outstanding for purposes of Section 11.1(b)(iv) (such Membership Interests shall not, however, be treated as a separate class of Membership Interests for purposes of this Agreement or the Delaware Act); provided, further, that the foregoing limitation shall not apply to (i) any Person or Group who acquired 20% or more of the Outstanding Membership Interests of any class then Outstanding directly from the Manager or its Affiliates (other than the Company), (ii) any Person or Group who acquired 20% or more of the Outstanding Membership Interests of any class then Outstanding directly or indirectly from a Person or Group described in clause (i) provided that the Manager shall have notified such Person or Group in writing that such limitation shall not apply, or (iii) any Person or Group who acquired 20% or more of any Membership Interests issued by the Company provided that the Manager shall have notified such Person or Group in writing that such limitation shall not apply.

“Over-Allotment Option” means the over-allotment option granted to the Underwriters by the Company pursuant to the Underwriting Agreement.

“Per Unit Capital Amount” means, as of any date of determination, the Capital Account, stated on a per Unit basis, underlying any class of Units held by a Person other than the Manager or any Affiliate of the Manager who holds Units.

“Percentage Interest” means as of any date of determination (a) as to the Manager, with respect to the Managing Member Interest (calculated based upon a number of Notional Manager Units), and as to any Unitholder with respect to Units, the product obtained by multiplying (i) 100% less the percentage applicable to clause (b) below by (ii) the quotient obtained by dividing (A) the number of Notional Manager Units deemed held by the Managing Member or the number of Units held by such Unitholder, as applicable, by (B) the total number of Outstanding Units and Notional Manager Units, and (b) as to the holders of other Membership Interests issued by the Company in accordance with Section 5.6, the percentage established as a part of such issuance. The Percentage Interest with respect to an Incentive Distribution Right shall at all times be zero.

“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Pro Rata” means (a) when modifying Units or any class thereof, apportioned equally among all designated Units in accordance with their relative Percentage Interests, (b) when modifying Members or Record Holders, apportioned among all Members or Record Holders in accordance with their relative Percentage Interests and (c) when used with respect to holders of Incentive Distribution Rights, apportioned equally among all holders of Incentive Distribution Rights in accordance with the relative number or percentage of Incentive Distribution Rights held by each such holder.

“Purchase Date” means the date determined by the Manager as the date for purchase of all Outstanding Non-Managing Member Interests of a certain class (other than Non-Managing Member Interests owned by the Manager and its Affiliates) pursuant to Article XV.

“Quarter” means, unless the context requires otherwise, a fiscal quarter of the Company, or, with respect to the fiscal quarter of the Company that includes the Closing Date, the portion of such fiscal quarter after the Closing Date.

“Rate Eligibility Trigger” has the meaning assigned to such term in Section 4.8(a)(i).

“Recapture Income” means any gain recognized by the Company (computed without regard to any adjustment required by Section 734 or Section 743 of the Code) upon the disposition of any property or asset of the Company, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

“Record Date” means the date established by the Manager or otherwise in accordance with this Agreement for determining (a) the identity of the Record Holders entitled to notice of, or to vote at, any meeting of Non-Managing Members or entitled to vote by ballot or give approval of Company action in writing without a meeting or entitled to exercise rights in respect of any lawful action of Non-Managing Members or (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer.

“Record Holder” means (a) with respect to Membership Interests of any class of Membership Interests for which a Transfer Agent has been appointed, the Person in whose name a Membership Interest of such class is registered on the books of the Transfer Agent as of the opening of business on a particular Business Day, or (b) with respect to other classes of Membership Interests, the Person in whose name any such other Membership Interest is registered on the books that the Manager has caused to be kept as of the opening of business on such Business Day.

“Redeemable Interests” means any Membership Interests for which a redemption notice has been given, and has not been withdrawn, pursuant to Section 4.9.

“Registration Statement” means the Registration Statement on Form S-1 (File No. 333-165007) as it was amended or supplemented from time to time, filed by the Company with the

Commission under the Securities Act to register the offering and sale of the Common Units in the Initial Offering.

“Remaining Net Positive Adjustments” means as of the end of any taxable period, (i) with respect to the Unitholders, the excess of (a) the Net Positive Adjustments of the Unitholders as of the end of such taxable period over (b) the sum of those Members’ Share of Additional Book Basis Derivative Items for each prior taxable period, (ii) with respect to the Manager (in respect of the Managing Member Interest), the excess of (a) the Net Positive Adjustments of the Manager as of the end of such taxable period over (b) the sum of the Manager’s Share of Additional Book Basis Derivative Items with respect to the Managing Member Interest for each prior taxable period, and (iii) with respect to the holders of Incentive Distribution Rights, the excess of (a) the Net Positive Adjustments of the holders of Incentive Distribution Rights as of the end of such taxable period over (b) the sum of the Share of Additional Book Basis Derivative Items of the holders of the Incentive Distribution Rights for each prior taxable period.

“Required Allocations” means any allocation of an item of income, gain, loss or deduction pursuant to Section 6.1(b)(ii), Section 6.1(c)(ii)(C), Section 6.1(d)(i), Section 6.1(d)(ii), Section 6.1(d)(iv), Section 6.1(d)(vi), Section 6.1(d)(vii) or Section 6.1(d)(ix).

“Restructuring Agreement” means that certain Sponsor Equity Restructuring Agreement, dated as of April 2, 2013, by and between Sponsor Holdings and the Company.

“Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time and any successor to such statute.

“Share of Additional Book Basis Derivative Items” means in connection with any allocation of Additional Book Basis Derivative Items for any taxable period, (i) with respect to the Unitholders, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Unitholders’ Remaining Net Positive Adjustments as of the end of such taxable period bears to the Aggregate Remaining Net Positive Adjustments as of that time, (ii) with respect to the Manager (in respect of the Managing Member Interest), the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Manager’s Remaining Net Positive Adjustments as of the end of such taxable period bears to the Aggregate Remaining Net Positive Adjustment as of that time, and (iii) with respect to the Members holding Incentive Distribution Rights, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Remaining Net Positive Adjustments of the Members holding the Incentive Distribution Rights as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time.

“Special Approval” means approval by a majority of the members of the Conflicts Committee.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries (as defined, but excluding subsection (d) of this definition) of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary (as defined, but excluding subsection (d) of this definition) of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries (as defined, but excluding subsection (d) of this definition) of such Person, or a combination thereof, (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries (as defined, but excluding subsection (d) of this definition) of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person or (d) any other Person in which such Person, one or more Subsidiaries (as defined, but excluding subsection (d) of this definition) of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) less than a majority ownership interest or (ii) less than the power to elect or direct the election of a majority of the directors or other governing body of such Person, provided that (A) such Person, one or more Subsidiaries (as defined, but excluding this subsection (d) of this definition) of such Person, or a combination thereof, directly or indirectly, at the date of the determination, has at least a 20% ownership interest in such other Person, (B) such Person accounts for such other Person (under U.S. GAAP, as in effect on the later of the date of investment in such other Person or material expansion of the operations of such other Person) on a consolidated or equity accounting basis, (C) such Person has directly or indirectly material negative control rights regarding such other Person including over such other Person’s ability to materially expand its operations beyond that contemplated at the date of investment in such other Person, and (D) such other Person is (i) formed and maintained for the sole purpose of developing or owning a natural gas storage facility, and (ii) obligated under its constituent documents, or as a result of a unanimous agreement of its owners, to distribute to its owners all of its income on at least an annual basis (less any cash reserves that are approved by such Person).

“Surviving Business Entity” has the meaning assigned to such term in Section 14.2(b)(ii).

“Trading Day” means, for the purpose of determining the Current Market Price of any class of Non-Managing Member Interests, a day on which the principal National Securities Exchange on which such class of Non-Managing Member Interests is listed or admitted to trading is open for the transaction of business or, if Non-Managing Member Interests of a class are not listed or admitted to trading on any National Securities Exchange, a day on which banking institutions in New York City generally are open.

“transfer” has the meaning assigned to such term in Section 4.4(a).

“Transfer Agent” means such bank, trust company or other Person (including the Manager or one of its Affiliates) as may be appointed from time to time by the Company to act as registrar and transfer agent for any class of Membership Interests; provided that if no Transfer Agent is specifically designated for any class of Membership Interests, the Manager shall act in such capacity.

“Underwriter” means each Person named as an underwriter in the Underwriting Agreement who purchases Common Units pursuant thereto.

“Underwriting Agreement” means that certain Underwriting Agreement dated May 11, 2010 among the Underwriters, the Company, the Manager and the other parties thereto, providing for the purchase of Common Units by the Underwriters.

“Unit” means a Membership Interest that is designated as a “Unit” and shall include Common Units but shall not include (i) the Managing Member Interest, (ii) the Incentive Distribution Rights, or (iii) the Notional Subordinated Units.

“Unit Majority” means a majority of the Outstanding Common Units.

“Unitholders” means the holders of Units.

“Unpaid MQD” has the meaning assigned to such term in Section 6.1(c)(i)(A).

“Unrealized Gain” attributable to any item of Company property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date (as determined under Section 5.5(d)) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(d) as of such date).

“Unrealized Loss” attributable to any item of Company property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(d) as of such date) over (b) the fair market value of such property as of such date (as determined under Section 5.5(d)).

“Unrecovered Initial Unit Price” means at any time, with respect to a Unit, the Initial Unit Price less the sum of all distributions constituting Capital Surplus theretofore made in respect of an Initial Common Unit and any distributions of cash (or the Net Agreed Value of any distributions in kind) in connection with the dissolution and liquidation of the Company theretofore made in respect of an Initial Common Unit, adjusted as the Manager determines to be appropriate to give effect to any distribution, subdivision or combination of such Units.

“Unrestricted Person” means (a) each Indemnitee, (b) each Member, (c) each Person who is or was a member, partner, director, officer, employee or agent of any Group Member, a Manager or any Departing Manager or any Affiliate of any Group Member, a Manager or any Departing Manager and (d) any Person the Manager designates as an “Unrestricted Person” for purposes of this Agreement.

“U.S. GAAP” means United States generally accepted accounting principles, as in effect from time to time, consistently applied.

“Withdrawal Opinion of Counsel” has the meaning assigned to such term in Section 11.1(b).

“Working Capital Borrowings” means borrowings used solely for working capital purposes (including the purchase of inventory and other current assets or to fund current liabilities, and specifically excluding any borrowings for the purchase of property, plant and equipment or Capital Improvements) or to pay distributions to Members, made in the ordinary course of business pursuant to a credit facility, commercial paper facility or similar financing arrangement; provided that when incurred it is the intent of the borrower to repay such borrowings within twelve months from sources other than additional Working Capital Borrowings.

Section 1.2                                    Construction.  Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter form; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) the terms “include”, “includes”, “including” and words of like import shall be deemed to be followed by the words “without limitation”; and (d) the terms “hereof”, “herein” and “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement.  The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.

ARTICLE II
ORGANIZATION

Section 2.1                                    Formation.  The Manager has previously formed the Company as a limited liability company pursuant to the provisions of the Delaware Act and hereby amends and restates the Amended Operating Agreement in its entirety. This amendment and restatement shall become effective on the date of this Agreement. Except as expressly provided to the contrary in this Agreement, the rights, duties (including fiduciary duties), liabilities and obligations of the Members and the administration, dissolution and termination of the Company shall be governed by the Delaware Act.

Section 2.2                                    Name.  The name of the Company shall be “Niska Gas Storage Partners LLC.”  The Company’s business may be conducted under any other name or names as determined by the Manager, including the name of the Manager.  The words “Limited Liability Company,” the letters “LLC,” or similar words or letters shall be included in the Company’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The Manager may change the name of the Company at any time and from time to time and shall notify the Non-Managing Members of such change in the next regular communication to the Non-Managing Members.

Section 2.3                                    Registered Office; Registered Agent; Principal Office; Other Offices.  Unless and until changed by the Manager, the registered office of the Company in the State of Delaware shall be located at 1209 Orange Street, Wilmington, Delaware 19801, and the registered agent for service of process on the Company in the State of Delaware at such registered office shall be The Corporation Trust Company. The principal office of the Company shall be located at 1001 Fannin Street, Suite 2500, Houston, TX  77002 or such other place as the Manager may from time to time designate by notice to the Non-Managing Members. The Company may maintain offices at such other place or places within or outside the State of Delaware as the Manager determines to be necessary or appropriate.

Section 2.4                                    Purpose and Business.  The purpose and nature of the business to be conducted by the Company shall be to engage directly in, or enter into or form, hold and dispose of any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the Manager in its sole discretion and that lawfully may be conducted by a limited liability company organized pursuant to the Delaware Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Company pursuant to the agreements relating to such business activity, and do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to a Group Member; provided, however, that without the approval of Members (including the Manager and its Affiliates) holding at least 90% of the Percentage Interests of all Members, the Manager shall not cause the Company to take any action that the Manager determines would be reasonably likely to cause the Company to be treated as an association taxable as a corporation or otherwise taxable as an entity for U.S. federal income tax purposes. To the fullest extent permitted by law, the Manager shall have no duty or obligation to propose or approve, and may, in its sole discretion, decline to propose or approve, the conduct by the Company of any business.

Section 2.5                                    Powers.  The Company shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Company.

Section 2.6                                    Term.  The term of the Company commenced upon the filing of the Certificate of Formation in accordance with the Delaware Act and shall continue until the dissolution of the Company in accordance with the provisions of Article XII. The existence of the Company as a separate legal entity shall continue until the cancellation of the Certificate of Formation as provided in the Delaware Act.

Section 2.7                                    Title to Company Assets.  Title to Company assets, whether real, personal or mixed and whether tangible or intangible, shall be owned by the Company as an entity, and no Member, individually or collectively, shall have any ownership interest in such Company assets or any portion thereof. Title to any or all of the Company assets may be held in the name of the Company, the Manager, one or more of its Affiliates or one or more nominees, as the Manager may determine. The Manager hereby declares and warrants that any Company assets for which record title is held in the name of the Manager or one or more of its Affiliates or one or more nominees shall be held by the Manager or such Affiliate or nominee for the use and benefit of the Company in accordance with the provisions of this Agreement; provided, however, that the Manager shall use reasonable efforts to cause record title to such assets (other than those assets in respect of which the Manager determines that the expense and difficulty of conveyancing makes transfer of record title to the Company impracticable) to be vested in the Company as soon as reasonably practicable; provided, further, that, prior to the withdrawal or removal of the Manager or as soon thereafter as practicable, the Manager shall use reasonable efforts to effect the transfer of record title to the Company and, prior to any such transfer, will provide for the use of such assets in a manner satisfactory to the Manager. All Company assets shall be recorded as the property of the Company in its books and records, irrespective of the name in which record title to such Company assets is held.

ARTICLE III
RIGHTS OF MEMBERS

Section 3.1                                    Limitation of Liability.  The Members shall have no liability under this Agreement except as expressly provided in this Agreement or the Delaware Act.

Section 3.2                                    Management of Business.  No Non-Managing Member, in its capacity as such, shall participate in the operation, management or control of the Company’s business, transact any business in the Company’s name or have the power to sign documents for or otherwise bind the Company.

Section 3.3                                    Outside Activities of the Non-Managing Members.  Subject to the provisions of Section 7.7, which shall continue to be applicable to the Persons referred to therein, regardless of whether such Persons shall also be Non-Managing Members, each Non-Managing Member shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Company, including business interests and activities in direct competition with the Company Group. Neither the Company nor any of the other Members shall have any rights by virtue of this Agreement in any business ventures of any Non-Managing Member.

Section 3.4                                    Rights of Non-Managing Members.

(a)                                 In addition to other rights provided by this Agreement or by applicable law, and except as limited by Section 3.4(b), each Non-Managing Member shall have the right, for a purpose reasonably related to such Non-Managing Member’s interest as a Member in the Company, upon reasonable written demand stating the purpose of such demand and at such Non-Managing Member’s own expense to obtain:

(i)                                     true and full information regarding the status of the business and financial condition of the Company;

(ii)                                  promptly after its becoming available, a copy of the Company’s federal, state and local income tax returns for each year;

(iii)                               a current list of the name and last known business, residence or mailing address of each Member (and any manager);

(iv)                              a copy of this Agreement and the Certificate of Formation and all amendments thereto, together with copies of the executed copies of all powers of attorney pursuant to which this Agreement, the Certificate of Formation and all amendments thereto have been executed;

(v)                                 true and full information regarding the amount of cash and a description and statement of the Net Agreed Value of any other Capital Contribution by each Member and that each Member has agreed to contribute in the future, and the date on which each became a Member; and

(vi)                              such other information regarding the affairs of the Company as is just and reasonable.

(b)                                 The Manager may keep confidential from the Non-Managing Members, for such period of time as the Manager deems reasonable, (i) any information that the Manager reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the Manager believes (A) is not in the best interests of the Company Group, (B) could damage the Company Group or its business or (C) that any Group Member is required by law or by agreement with any third party to keep confidential (other than agreements with Affiliates of the Company the primary purpose of which is to circumvent the obligations set forth in this Section 3.4).

ARTICLE IV
CERTIFICATES; RECORD HOLDERS; TRANSFER OF MEMBERSHIP INTERESTS;
REDEMPTION OF MEMBERSHIP INTERESTS

Section 4.1                                    Certificates.  Notwithstanding anything otherwise to the contrary herein, unless the Manager shall determine otherwise in respect of some or all of any or all classes of Membership Interests, Membership Interests shall not be evidenced by certificates.  Certificates that may be issued shall be executed on behalf of the Company by the Chairman of the Board, President or any Vice President and the Secretary or any Assistant Secretary of the Manager.  If a Transfer Agent has been appointed for a class of Membership Interests, no Certificate for such class of Membership Interests shall be valid for any purpose until it has been countersigned by the Transfer Agent; provided, however, that if the Manager elects to cause the Company to issue Membership Interests of such class in global form, the Certificate shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Membership Interests have been duly registered in accordance with the directions of the Company.

Section 4.2                                    Mutilated, Destroyed, Lost or Stolen Certificates.

(a)                                 If any mutilated Certificate is surrendered to the Transfer Agent, the appropriate officers of the Manager on behalf of the Company shall execute, and the Transfer Agent shall countersign and deliver in exchange therefor, a new Certificate evidencing the same number and type of Membership Interests as the Certificate so surrendered.

(b)                                 The appropriate officers of the Manager on behalf of the Company shall execute and deliver, and the Transfer Agent shall countersign, a new Certificate in place of any Certificate previously issued if the Record Holder of the Certificate:

(i)                                     makes proof by affidavit, in form and substance satisfactory to the Manager, that a previously issued Certificate has been lost, destroyed or stolen;

(ii)                                  requests the issuance of a new Certificate before the Manager has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

(iii)                               if requested by the Manager, delivers to the Manager a bond, in form and substance satisfactory to the Manager, with surety or sureties and with fixed or open penalty as the Manager may direct, to indemnify the Company, the Members, the Manager and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and

(iv)                              satisfies any other reasonable requirements imposed by the Manager.

If a Non-Managing Member fails to notify the Manager within a reasonable period of time after such Non-Managing Member has notice of the loss, destruction or theft of a Certificate, and a transfer of the Non-Managing Member Interests represented by the Certificate is registered before the Company, the Manager or the Transfer Agent receives such notification, the Non-Managing Member shall be precluded from making any claim against the Company, the Manager or the Transfer Agent for such transfer or for a new Certificate.

(c)                                  As a condition to the issuance of any new Certificate under this Section 4.2, the Manager may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith.

Section 4.3                                    Record Holders.  The Company shall be entitled to recognize the Record Holder as the Member with respect to any Membership Interest and, accordingly, shall not be bound to recognize any equitable or other claim to, or interest in, such Membership Interest on the part of any other Person, regardless of whether the Company shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which such Membership Interests are listed or admitted to trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Membership Interests, as between the Company on the one hand, and such other Persons on the other, such representative Person shall be (a) the Record Holder of such Membership Interest and (b) bound by this Agreement and shall have the rights and obligations of a Member hereunder as, and to the extent, provided herein.

Section 4.4                                    Transfer Generally.

(a)                                 The term “transfer,” when used in this Agreement with respect to a Membership Interest, shall mean a transaction (i) by which the Manager assigns its Managing Member Interest to another Person and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise or (ii) by which the holder of a Non-Managing Member Interest assigns such Non-Managing Member Interest to another Person who is or becomes a Non-Managing Member, and includes a sale, assignment, gift, exchange or any other disposition by law or otherwise, including any transfer upon foreclosure of any pledge, encumbrance, hypothecation or mortgage.

(b)                                 No Membership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article IV. Any transfer or purported transfer of a Membership Interest not made in accordance with this Article IV shall be, to the fullest extent permitted by law, null and void.

(c)                                  Nothing contained in this Agreement shall be construed to prevent a disposition by any stockholder, member, partner or other owner of the Manager or any Non-Managing Member of any or all of the shares of stock, membership or limited liability company interests, partnership interests or other ownership interests in the Manager or Non-Managing Member and the term “transfer” shall not mean any such disposition.

Section 4.5                                    Registration and Transfer of Non-Managing Member Interests.

(a)                                 The Manager shall keep or cause to be kept on behalf of the Company a register in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 4.5(b), the Company will provide for the registration and transfer of Non-Managing Member Interests.

(b)                                 The Company shall not recognize any transfer of Non-Managing Member Interests evidenced by Certificates until the Certificates evidencing such Non-Managing Member Interests are surrendered for registration of transfer.  No charge shall be imposed by the Manager for such transfer; provided, that as a condition to the issuance of any new Certificate under this Section 4.5, the Manager may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto.  Upon surrender of a Certificate for registration of transfer of any Non-Managing Member Interests evidenced by a Certificate, and subject to the provisions hereof, the appropriate officers of the Manager on behalf of the Company shall execute and deliver, and in the case of Certificates evidencing Non-Managing Member Interests for which a Transfer Agent has been appointed, the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder’s instructions, one or more new Certificates evidencing the same aggregate number and type of Non-Managing Member Interests as was evidenced by the Certificate so surrendered.

(c)                                  By acceptance of the transfer of any Non-Managing Member Interests in accordance with this Section 4.5 and except as provided in Section 4.8, each transferee of a Non-Managing Member Interest (including any nominee holder or an agent or representative acquiring such Non-Managing Member Interests for the account of another Person) (i) shall be admitted to the Company as a Non-Managing Member with respect to the Non-Managing Member Interests so transferred to such Person when any such transfer or admission is reflected in the books and records of the Company and such Non-Managing Member becomes the Record Holder of the Non-Managing Member Interests so transferred, with or without execution of this Agreement, (ii) shall become bound by the terms of this Agreement, (iii) represents that the transferee has the capacity, power and authority to enter into this Agreement and (iv) makes the consents and waivers contained in this Agreement. The transfer of any Non-Managing Member Interests and the admission of any new Non-Managing Member shall not constitute an amendment to this Agreement.

(d)                                 Subject to (i) the foregoing provisions of this Section 4.5, (ii) Section 4.3, (iii) Section 4.7, (iv) with respect to any class or series of Non-Managing Member Interests, the provisions of any statement of designations or an amendment to this Agreement establishing such class or series, (v) any contractual provisions binding on any Non-Managing Member and

(vi) provisions of applicable law including the Securities Act, Non-Managing Member Interests shall be freely transferable.

(e)                                  The Manager and its Affiliates shall have the right at any time to transfer their Common Units and Incentive Distribution Rights to one or more Persons.

Section 4.6                                    Transfer of the Manager’s Managing Member Interest.

(a)                                 Subject to Section 4.6(c) below, prior to March 31, 2020, the Manager shall not transfer all or any part of its Managing Member Interest to a Person unless such transfer (i) has been approved by the prior written consent or vote of the holders of at least a majority of the Outstanding Common Units (excluding Common Units held by the Manager and its Affiliates) or (ii) is of all, but not less than all, of its Managing Member Interest to (A) an Affiliate of the Manager (other than an individual) or (B) another Person (other than an individual) in connection with the merger or consolidation of the Manager with or into such other Person or the transfer by the Manager of all or substantially all of its assets to such other Person.

(b)                                 Subject to Section 4.6(c) below, on or after March 31, 2020, the Manager may transfer all or any part of its Managing Member Interest without Unitholder approval.

(c)                                  Notwithstanding anything herein to the contrary, no transfer by the Manager of all or any part of its Managing Member Interest to another Person shall be permitted unless (i) the transferee agrees to assume the rights and duties of the Manager under this Agreement and to be bound by the provisions of this Agreement, (ii) the Company receives an Opinion of Counsel that such transfer would not result in the loss of limited liability under the Delaware Act of any Non-Managing Member or cause the Company to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not already so treated or taxed) and (iii) such transferee also agrees to purchase all (or the appropriate portion thereof, if applicable) of the partnership or membership or limited liability company interest of the Manager as the general partner or managing member, if any, of each other Group Member. In the case of a transfer pursuant to and in compliance with this Section 4.6, the transferee or successor (as the case may be) shall, subject to compliance with the terms of Section 10.2, be admitted to the Company as the Manager effective immediately prior to the transfer of the Managing Member Interest, and the business of the Company shall continue without dissolution.

Section 4.7                                    Restrictions on Transfers.

(a)                                 Except as provided in Section 4.7(c) below, but notwithstanding the other provisions of this Article IV, no transfer of any Membership Interests shall be made if such transfer would (i) violate the then applicable U.S. federal or state securities laws or rules and regulations of the Commission, any state securities commission or any other governmental authority with jurisdiction over such transfer, (ii) terminate the existence or qualification of the Company under the laws of the jurisdiction of its formation, or (iii) cause the Company to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not already so treated or taxed).

(b)                                 The Manager may impose restrictions on the transfer of a Membership Interest or Membership Interests if it determines, with the advice of counsel, that such restrictions are necessary or advisable to (i) avoid a significant risk of the Company becoming taxable as a corporation or otherwise becoming taxable as an entity for U.S. federal income tax purposes or (ii) preserve the uniformity of the Non-Managing Member Interests (or any class or classes thereof).  The Manager may impose such restrictions by amending this Agreement; provided, however, that any amendment that would result in the delisting or suspension of trading of any class of Membership Interests on the principal National Securities Exchange on which such class of Membership Interests is then listed or admitted to trading must be approved, prior to such amendment being effected, by the holders of at least a majority of the Outstanding Non-Managing Member Interests of such class.

(c)                                  Nothing contained in this Article IV, or elsewhere in this Agreement, shall preclude the settlement of any transactions involving Membership Interests entered into through the facilities of any National Securities Exchange on which such Membership Interests are listed or admitted to trading.

Section 4.8                                    Eligibility Certificates; Ineligible Holders.

(a)                                 If at any time the Manager determines, with the advice of counsel, that

(i)                                     the Company’s status other than as an association taxable as a corporation for U.S. federal income tax purposes or the failure of the Company otherwise to be subject to an entity-level tax for U.S. federal, state or local income tax purposes, coupled with the tax status (or lack of proof of the U.S. federal income tax status) of one or more Members, has or will reasonably likely have a material adverse effect on the maximum applicable rate that can be charged to customers by Subsidiaries of the Company (a “Rate Eligibility Trigger”), or

(ii)                                  any Group Member is subject to any federal, state or local law or regulation that would create a substantial risk of cancellation or forfeiture of any property in which the Group Member has an interest based on the nationality, citizenship or other related status of a Member (a “Citizenship Eligibility Trigger”);

then, the Manager may adopt such amendments to this Agreement as it determines to be necessary or advisable to (x) in the case of a Rate Eligibility Trigger, obtain such proof of the U.S. federal income tax status of the Members and, to the extent relevant, their beneficial owners, as the Manager determines to be necessary to establish those Members whose U.S. federal income tax status does not or would not have a material adverse effect on the maximum applicable rate that can be charged to customers by Subsidiaries of the Company that are subject to rate regulation by FERC or (y) in the case of a Citizenship Eligibility Trigger, obtain such proof of the nationality, citizenship or other related status (or, if the Manager is a nominee holding for the account of another Person, the nationality, citizenship or other related status of such Person) of the Member as the Manager determines to be necessary to establish and those Members whose status as a Member does not or would not subject any Group Member to a significant risk of cancellation or forfeiture of any of its properties or interests therein.

(b)                                 Such amendments may include provisions requiring all Members to certify as to their (and their beneficial owners’) status as Eligible Holders upon demand and on a regular basis, as determined by the Manager, and may require transferees of Units to so certify prior to being admitted to the Company as a Member (any such required certificate, an “Eligibility Certificate”).

(c)                                  Such amendments may provide that any Member who fails to furnish to the Manager within a reasonable period requested proof of its (and its’ beneficial owners’) status as an Eligible Holder or if upon receipt of such Eligibility Certificate or other requested information the Manager determines that a Member is not an Eligible Holder (such a Member an “Ineligible Holder”), the Membership Interests owned by such Member shall be subject to redemption in accordance with the provisions of Section 4.9.  In addition, the Manager shall be substituted for all Non-Managing Members that are Ineligible Holder as the Non-Managing Member in respect of the Ineligible Holder’s Membership Interests.

(d)                                 The Manager shall, in exercising voting rights in respect of Non-Managing Member Interests held by it on behalf of Ineligible Holders, distribute the votes in the same ratios as the votes of Members (including the Manager and its Affiliates) in respect of Non-Managing Member Interests other than those of Ineligible Holders are cast, either for, against or abstaining as to the matter.

(e)                                  Upon dissolution of the Company, an Ineligible Holder shall have no right to receive a distribution in kind pursuant to Section 12.4 but shall be entitled to the cash equivalent thereof, and the Company shall provide cash in exchange for an assignment of the Ineligible Holder’s share of any distribution in kind. Such payment and assignment shall be treated for Company purposes as a purchase by the Company from the Ineligible Holder of his Membership Interest (representing his right to receive his share of such distribution in kind).

(f)                                   At any time after he can and does certify that he has become an Eligible Holder, an Ineligible Holder may, upon application to the Manager, request that with respect to any Membership Interests of such Ineligible Holder not redeemed pursuant to Section 4.9, such Ineligible Holder be admitted as a Member, and upon approval of the Manager, such Ineligible Holder shall be admitted as a Member and shall no longer constitute an Ineligible Holder and the Manager shall cease to be deemed to be the Non-Managing Member in respect of the Ineligible Holder’s Non-Managing Member Interests.

Section 4.9                                    Redemption of Membership Interests of Ineligible Holders.

(a)                                 If at any time a Member fails to furnish an Eligibility Certification or other information requested within a reasonable period of time specified in amendments adopted pursuant to Section 4.8, or if upon receipt of such Eligibility Certification or other information the Manager determines, with the advice of counsel, that a Member is an Ineligible Holder, the Company may, unless the Member establishes to the satisfaction of the Manager that such Member is not an Ineligible Holder or has transferred his Membership Interests to a Person who is an Eligible Holder and who furnishes an Eligibility Certification to the Manager prior to the date fixed for redemption as provided below, redeem the Membership Interest of such Member as follows:

(i)                                     The Manager shall, not later than the 30th day before the date fixed for redemption, give notice of redemption to the Member, at his last address designated on the records of the Company or the Transfer Agent, by registered or certified mail, postage prepaid. The notice shall be deemed to have been given when so mailed. The notice shall specify the Redeemable Interests, the date fixed for redemption, the place of payment, that payment of the redemption price will be made upon redemption of the Redeemable Interests (or, if later in the case of Redeemable Interests evidenced by Certificates, upon surrender of the Certificate evidencing the Redeemable Interests and that on and after the date fixed for redemption no further allocations or distributions to which the Non-Managing Member would otherwise be entitled in respect of the Redeemable Interests will accrue or be made.

(ii)                                  The aggregate redemption price for Redeemable Interests shall be an amount equal to the Current Market Price (the date of determination of which shall be the date fixed for redemption) of Membership Interests of the class to be so redeemed multiplied by the number of Membership Interests of each such class included among the Redeemable Interests. The redemption price shall be paid, as determined by the Manager, in cash or by delivery of a promissory note of the Company in the principal amount of the redemption price, bearing interest at the rate of 10% annually and payable in three equal annual installments of principal together with accrued interest, commencing one year after the redemption date.

(iii)                               The Member, or Transferee or his duly authorized representative shall be entitled to receive the payment for the Redeemable Interests at the place of payment specified in the notice of redemption on the redemption date (or, if later in the case of Redeemable Interests evidenced by Certificates, upon surrender by or on behalf of the Member or Transferee at the place specified in the notice of redemption, of the Certificate evidencing the Redeemable Interests, duly endorsed in blank or accompanied by an assignment duly executed in blank).

(iv)                              After the redemption date, Redeemable Interests shall no longer constitute issued and Outstanding Membership Interests.

(b)                                 The provisions of this Section 4.9 shall also be applicable to Membership Interests held by a Member as nominee of a Person determined to be other than an Eligible Holder.

(c)                                  Nothing in this Section 4.9 shall prevent the recipient of a notice of redemption from transferring his Membership Interest before the redemption date if such transfer is otherwise permitted under this Agreement. Upon receipt of notice of such a transfer, the Manager shall withdraw the notice of redemption, provided the transferee of such Membership Interest certifies to the satisfaction of the Manager that he is an Eligible Holder. If the transferee fails to make such certification, such redemption shall be effected from the transferee on the original redemption date.

ARTICLE V
CAPITAL CONTRIBUTIONS AND ISSUANCE OF MEMBERSHIP INTERESTS

Section 5.1                                    Organizational Contributions.  In connection with the formation of the Company under the Delaware Act, the Manager made an initial Capital Contribution to the Company in the amount of $1,000.00 for all of the Membership Interest in the Company and was admitted as the Manager of the Company. As of the Closing Date, the initial Capital Contribution of the Manager was refunded and all interest or other profit that may have resulted from the investment or other use of such initial Capital Contributions was allocated and distributed to the Manager.

Section 5.2                                    Contributions by the Manager and its Affiliates.

(a)                                 On the Closing Date and pursuant to the Contribution Agreement: (i) Holdings Canada acquired 8,891,834 Common Units, 21,973,084 Subordinated Units (as defined in the Operating Agreement), 65% of the Former IDRs, 65% of the Manager Contribution Interest and the right to receive 65% of the Deferred Issuance and Distribution, (ii) Holdings US acquired 4,787,911 Common Units, 11,831,661 Subordinated Units (as defined in the Operating Agreement), 35% of the Former IDRs, 35% of the Manager Contribution Interest and the right to receive 35% of the Deferred Issuance and Distribution, (iii) Holdings Canada and Holdings US contributed all of such acquired Common Units, Subordinated Units, Former IDRs, Manager Contribution Interest and right to receive the Deferred Issuance and Distribution to Sponsor Holdings, and (iv) Sponsor Holdings contributed the Manager Contribution Interest to the Manager. Upon receipt thereof, the Manager Contribution Interest was automatically recharacterized as the Managing Member Interest.

(b)                                 Upon the issuance of any additional Membership Interests by the Company (other than the Common Units issued in the Initial Offering, including the Common Units issued pursuant to the Over-Allotment Option or the Deferred Issuance and Distribution), the Manager may, in order to maintain its Percentage Interest, make additional Capital Contributions in an amount equal to the product obtained by multiplying (i) the quotient determined by dividing (A) the Manager’s Percentage Interest by (B) 100 less the Manager’s Percentage Interest times (ii) the amount contributed to the Company by the Members in exchange for such additional Membership Interests. The Manager shall not be obligated to make any additional Capital Contributions to the Company.

Section 5.3                                    Contributions by Initial Members.

On the Closing Date and pursuant to the Underwriting Agreement, each Underwriter contributed cash to the Company in exchange for the issuance by the Company of Common Units to each Underwriter, all as set forth in the Underwriting Agreement.

Section 5.4                                    Interest and Withdrawal.  No interest on Capital Contributions shall be paid by the Company. No Member shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon liquidation of the Company may be considered as such by law and then only to the extent provided for in this Agreement. Except to the extent expressly provided in this Agreement, no

Member shall have priority over any other Member either as to the return of Capital Contributions or as to profits, losses or distributions. Any such return shall be a compromise to which all Members agree within the meaning of Section 18-502(b) of the Delaware Act.

Section 5.5                                    Capital Accounts.

(a)                                 The Company shall maintain for each Member (or a beneficial owner of Membership Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Company in accordance with Section 6031(c) of the Code or any other method acceptable to the Manager) owning a Membership Interest a separate Capital Account with respect to such Membership Interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions made to the Company with respect to such Membership Interest and (ii) all items of Company income and gain (including income and gain exempt from tax) computed in accordance with Section 5.5(b) and allocated with respect to such Membership Interest pursuant to Section 6.1, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property made with respect to such Membership Interest and (y) all items of Company deduction and loss computed in accordance with Section 5.5(b) and allocated with respect to such Membership Interest pursuant to Section 6.1.

(b)                                 For purposes of computing the amount of any item of income, gain, loss or deduction that is to be allocated pursuant to Article VI and is to be reflected in the Members’ Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for U.S. federal income tax purposes (including any method of depreciation, cost recovery or amortization used for that purpose), provided, that:

(i)                                     Solely for purposes of this Section 5.5, the Company shall be treated as owning directly its proportionate share (as determined by the Manager based upon the provisions of the applicable Group Member Agreement) of all property owned by (x) any other Group Member that is classified as a partnership for U.S. federal income tax purposes and (y) any other partnership, limited liability company, unincorporated business or other entity classified as a partnership  for U.S. federal income tax purposes  of which a Group Member is, directly or indirectly, a partner, member or other equityholder.

(ii)                                  All fees and other expenses incurred by the Company to promote the sale of (or to sell) a Membership Interest that can neither be deducted nor amortized under Section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such fees and other expenses are incurred and shall be allocated among the Members pursuant to Section 6.1.

(iii)                               Except as otherwise provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code that may be made by the Company and, as to those items described in Section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for U.S. federal income tax purposes. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment in the Capital Accounts shall be treated as an item of gain or loss.

(iv)                              Any income, gain or loss attributable to the taxable disposition of any Company property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Company’s Carrying Value with respect to such property as of such date.

(v)                                 In accordance with the requirements of Section 704(b) of the Code, any deductions for depreciation, cost recovery or amortization attributable to any Contributed Property shall be determined as if the adjusted basis of such property on the date it was acquired by the Company were equal to the Agreed Value of such property. Upon an adjustment pursuant to Section 5.5(d) to the Carrying Value of any Company property subject to depreciation, cost recovery or amortization, any further deductions for such depreciation, cost recovery or amortization attributable to such property shall be determined under the rules prescribed by Treasury Regulation Section 1.704-3(d)(2) as if the adjusted basis of such property were equal to the Carrying Value of such property immediately following such adjustment.

(vi)                              If the Company’s adjusted basis in a depreciable or cost recovery property is reduced for U.S. federal income tax purposes pursuant to Section 50(c)(1) or 50(c)(3) of the Code, the amount of such reduction shall, solely for purposes hereof, be deemed to be an additional depreciation or cost recovery deduction in the taxable period such property is placed in service and shall be allocated among the Members pursuant to Section 6.1.  Any restoration of such basis pursuant to Section 50(c)(2) of the Code shall, to the extent possible, be allocated in the same manner to the Members to whom such deemed deduction was allocated.

(vii)                           The Gross Liability Value of each Liability of the Company described in Treasury Regulation Section 1.752-7(b)(3)(i) shall be adjusted at such times as provided in this Agreement for an adjustment to Carrying Values. The amount of any such adjustment shall be treated for purposes hereof as an item of loss (if the adjustment increases the Carrying Value of such Liability of the Partnership) or an item of gain (if the adjustment decreases the Carrying Value of such Liability of the Partnership).

(c)                                  A transferee of a Membership Interest shall succeed to a pro rata portion of the Capital Account of the transferor relating to the Membership Interest so transferred.

(d)                                 (i)                                     In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), upon an issuance of additional Membership Interests for cash or Contributed Property, the issuance of Membership Interests as consideration for the provision of services or the conversion of the Combined Interest to Units pursuant to Section 11.3(b), the Carrying Value of each Company property immediately prior to such issuance shall be adjusted upward or downward to reflect any

Unrealized Gain or Unrealized Loss attributable to such Company property and any such Unrealized Gain or Unrealized Loss shall be treated, for purposes of maintaining Capital Accounts, as if it had been recognized on an actual sale of each such property for an amount equal to its fair market value immediately prior to such issuance and had been allocated among the Members at such time pursuant to Section 6.1 in the same manner as any item of gain or loss actually recognized following an event giving rise to the liquidation of the Company would have been allocated; provided, however, that in the event of an issuance of Membership Interests for a de minimis amount of cash or Contributed Property, or in the event of an issuance of a de minimis amount of Membership Interests as consideration for the provision of services, the Manager may determine that such adjustments are unnecessary for the proper administration of the Company. In determining such Unrealized Gain or Unrealized Loss, the fair market value of all Company property (including cash or cash equivalents) immediately prior to the issuance of additional Membership Interests shall be determined by the Manager using such method of valuation as it may adopt.  In making its determination of the fair market values of individual properties, the Manager may determine that it is appropriate to first determine an aggregate value for the Company, based on the current trading price of the Common Units, and taking fully into account the fair market value of the Membership Interests of all Members at such time, and then allocate such aggregate value among the individual properties of the Company (in such manner as it determines appropriate).

(ii)                                  In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), immediately prior to any actual or deemed distribution to a Member of any Company property (other than a distribution of cash that is not in redemption or retirement of a Membership Interest), the Carrying Value of all Company property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Company property and any such Unrealized Gain or Unrealized Loss shall be treated, for purposes of maintaining Capital Accounts, as if it had been recognized on an actual sale of each such property immediately prior to such distribution for an amount equal to its fair market value and had been allocated among the Members, at such time, pursuant to Section 6.1 in the same manner as any item of gain or loss actually recognized following an event giving rise to the dissolution of the Company would have been allocated. In determining such Unrealized Gain or Unrealized Loss the fair market value of all Company property (including cash or cash equivalents) immediately prior to a distribution shall (A) in the case of an actual distribution that is not made pursuant to Section 12.4 or in the case of a deemed distribution, be determined in the same manner as that provided in Section 5.5(d)(i) or (B) in the case of a liquidating distribution pursuant to Section 12.4, be determined by the Liquidator using such method of valuation as it may adopt.

Section 5.6                                    Issuances of Additional Membership Interests.

(a)                                 The Company may issue additional Membership Interests and options, rights, warrants and appreciation rights relating to the Membership Interests (including as described in Section 7.6(d)) for any Company purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the Manager shall determine, all without the approval of any Non-Managing Members.

(b)                                 Each additional Membership Interest authorized to be issued by the Company pursuant to Section 5.6(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Membership Interests), as shall be fixed by the Manager, including (i) the right to share in Company profits and losses or items thereof; (ii) the right to share in Company distributions; (iii) the rights upon dissolution and liquidation of the Company; (iv) whether, and the terms and conditions upon which, the Company may, or shall be required to, redeem the Membership Interest (including sinking fund provisions); (v) whether such Membership Interest is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Membership Interest will be issued, evidenced by certificates and assigned or transferred; (vii) the method for determining the Percentage Interest as to such Membership Interest; and (viii) the right, if any, of each such Membership Interest to vote on Company matters, including matters relating to the relative rights, preferences and privileges of such Membership Interest.

(c)                                  The Manager shall take all actions that it determines to be necessary or appropriate in connection with (i) each issuance of Membership Interests and options, rights, warrants and appreciation rights relating to Membership Interests pursuant to this Section 5.6, (ii) the conversion of the Combined Interest into Units pursuant to the terms of this Agreement, (iii) reflecting the admission of such additional Members in the books and records of the Company as the Record Holder of such Membership Interest, and (iv) all additional issuances of Membership Interests. The Manager shall determine the relative rights, powers and duties of the holders of the Units or other Membership Interests being so issued. The Manager shall do all things necessary to comply with the Delaware Act and is authorized and directed to do all things that it determines to be necessary or appropriate in connection with any future issuance of Membership Interests or in connection with the conversion of the Combined Interest into Units pursuant to the terms of this Agreement, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any National Securities Exchange on which the Units or other Membership Interests are listed or admitted to trading.

(d)                                 No fractional Units shall be issued by the Company.

Section 5.7                                    Reserved.

Section 5.8                                    Limited Preemptive Right.  Except as provided in this Section 5.8 and in Section 5.2 or as otherwise provided in a separate agreement by the Company, no Person shall have any preemptive, preferential or other similar right with respect to the issuance of any Membership Interest, whether unissued or hereafter created. The Manager shall have the right, which it may from time to time assign in whole or in part to any of its Affiliates, to purchase Membership Interests from the Company whenever, and on the same terms that, the Company issues Membership Interests to Persons other than the Manager and its Affiliates, to the extent necessary to maintain the Percentage Interests of the Manager and its Affiliates equal to that which existed immediately prior to the issuance of such Membership Interests.

Section 5.9                                    Splits and Combinations.

(a)                                 Subject to Sections 5.9(d), 6.6 and 6.8 (dealing with adjustments of distribution levels), the Company may make a Pro Rata distribution of Membership Interests to all Record Holders or may effect a subdivision or combination of Membership Interests so long as, after any such event, each Member shall have the same Percentage Interest in the Company as before such event, and any amounts calculated on a per Unit basis (including any Common Unit Arrearage or Cumulative Common Unit Arrearage) or stated as a number of Units are proportionately adjusted retroactive to the beginning of the Company.

(b)                                 Whenever such a distribution, subdivision or combination of Membership Interests is declared, the Manager shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice thereof at least 20 days prior to such Record Date to each Record Holder as of a date not less than 10 days prior to the date of such notice. The Manager also may cause a firm of independent public accountants selected by it to calculate the number of Membership Interests to be held by each Record Holder after giving effect to such distribution, subdivision or combination. The Manager shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.

(c)                                  Promptly following any such distribution, subdivision or combination, the Company may issue Certificates to the Record Holders of Membership Interests as of the applicable Record Date representing the new number of Membership Interests held by such Record Holders, or the Manager may adopt such other procedures that it determines to be necessary or appropriate to reflect such changes. If any such combination results in a smaller total number of Membership Interests Outstanding, the Company shall require, as a condition to the delivery to a Record Holder of any such new Certificate, the surrender of any Certificate held by such Record Holder immediately prior to such Record Date.

(d)                                 The Company shall not issue fractional Units upon any distribution, subdivision or combination of Units. If a distribution, subdivision or combination of Units would result in the issuance of fractional Units but for the provisions of Section 5.6(d) and this Section 5.9(d), each fractional Unit shall be rounded to the nearest whole Unit (and a 0.5 Unit shall be rounded to the next higher Unit).

Section 5.10                             Fully Paid and Non-Assessable Nature of Membership Interests.  All Membership Interests issued pursuant to, and in accordance with the requirements of, this Article V shall be fully paid and non-assessable Membership Interests in the Company, except as such non-assessability may be affected by Sections 18-607 or 18-804 of the Delaware Act.

ARTICLE VI
ALLOCATIONS AND DISTRIBUTIONS

Section 6.1                                    Allocations for Capital Account Purposes.  For purposes of maintaining Capital Accounts and in determining the rights of the Members among themselves, the Company’s items of income, gain, loss and deduction (computed in accordance with Section 5.5(b)) for each taxable period shall be allocated among the Members as provided herein below.

(a)                                 Net Income.  Net Income for each taxable period and all items of income, gain, loss and deduction taken into account in computing Net Income for such taxable period shall be allocated to the Manager and the Unitholders, Pro Rata.

(b)                                 Net Loss.  Net Loss for each taxable period and all items of income, gain, loss and deduction taken into account in computing Net Loss for such taxable period shall be allocated as follows:

(i)                                     First, to the Manager and the Unitholders, Pro Rata; provided that Net Loss shall not be allocated pursuant to this Section 6.1(b)(i) to the extent such allocation would cause any Member to have a deficit balance in its Adjusted Capital Account at the end of such taxable period (or increase any existing deficit in its Adjusted Capital Account); and

(ii)                                  Second, the balance, if any, to the Members in proportion to the amounts that may be so allocated without causing them to have deficit balances in their Adjusted Capital Accounts (or increasing any such deficit balance) at the end of such taxable period.

(c)                                  Net Termination Gains and Losses.  Net Termination Gain or Net Termination Loss (including a pro rata part of each item of income, gain, loss and deduction taken into account in computing Net Termination Gain or Net Termination Loss) for such taxable period shall be allocated in the manner set forth in this Section 6.1(c).  All allocations under this Section 6.1(c) shall be made after Capital Account balances have been adjusted by all other allocations provided under this Section 6.1 and after all distributions of cash and cash equivalents provided under Sections 6.4 and 6.5 have been made; provided, however, that solely for purposes of this Section 6.1(c), Capital Accounts shall not be adjusted for distributions made pursuant to Section 12.4.

(i)                                     Net Termination Gain (including a pro rata part of each item of income, gain, loss and deduction taken into account in computing Net Termination Gain) shall be allocated:

(A)                               First, to the Manager and the Unitholders, Pro Rata, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Initial Unit Price, (2) the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Section 6.4(a)(i) with respect to such Common Unit for such Quarter and (3) any then existing Cumulative Common Unit Arrearage; and

(B)                               Thereafter, (x) to the Manager in accordance with its Percentage Interest, (y) 48% to the holders of the Incentive Distribution Rights, Pro Rata, and (z) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (x) and (y) of this clause (B).

(ii)                                  Net Termination Loss (including a pro rata part of each item of income, gain, loss and deduction taken into account in computing Net Termination Loss) shall be allocated:

(A)                               First, (x) to the Manager in accordance with its Percentage Interest and (y) to the holders of the Incentive Distribution Rights, Pro Rata, a percentage equal to 100% less the Manager’s Percentage Interest, until the Capital Account in respect of the Incentive Distribution Rights has been reduced to zero;

(B)                               Second, to the Manager and the Unitholders, Pro Rata; provided that Net Termination Loss shall not be allocated pursuant to this Section 6.1(c)(ii)(B) to the extent such allocation would cause any Member to have a deficit balance in its Adjusted Capital Account (or increase any existing deficit in its Adjusted Capital Account); and

(C)                               Third, the balance, if any, to the Members in proportion to the amounts that may be so allocated without causing them to have deficit balances in their Adjusted Capital Accounts (or increasing any such deficit balance) at the end of such taxable period.

(d)                                 Special Allocations.  Notwithstanding any other provision of this Section 6.1, the following special allocations shall be made for such taxable period:

(i)                                     Company Minimum Gain Chargeback. Notwithstanding any other provision of this Section 6.1, if there is a net decrease in Company Minimum Gain during any Company taxable period, each Member shall be allocated items of Company income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision. For purposes of this Section 6.1(d), each Member’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d) with respect to such taxable period (other than an allocation pursuant to Sections 6.1(d)(vi) and 6.1(d)(vii)). This Section 6.1(d)(i) is intended to comply with the Company Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii)                                  Chargeback of Member Nonrecourse Debt Minimum Gain. Notwithstanding the other provisions of this Section 6.1 (other than Section 6.1(d)(i)), except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Member Nonrecourse Debt Minimum Gain during any Company taxable period, any Member with a share of Member Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Company income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of this Section 6.1(d), each Member’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d), other than

Section 6.1(d)(i) and other than an allocation pursuant to Sections 6.1(d)(vi) and 6.1(d)(vii), with respect to such taxable period. This Section 6.1(d)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(iii)                               Priority Allocations.

(A)                               If the amount of cash or the Net Agreed Value of any property distributed (except cash or property distributed pursuant to Section 12.4) with respect to a Unit exceeds the amount of cash or the Net Agreed Value of property distributed with respect to another Unit (the amount of the excess, an “Excess Distribution” and the Unit with respect to which the greater distribution is paid, an “Excess Distribution Unit”), then (1) there shall be allocated gross income and gain to each Unitholder receiving an Excess Distribution with respect to the Excess Distribution Unit until the aggregate amount of such items allocated with respect to such Excess Distribution Unit pursuant to this Section 6.1(d)(iii)(A) for the current taxable period and all previous taxable periods is equal to the amount of the Excess Distribution; and (2) the Manager shall be allocated gross income and gain with respect to each such Excess Distribution in an amount equal to the product obtained by multiplying (aa) the quotient determined by dividing (x) the Manager’s Percentage Interest at the time when the Excess Distribution occurs by (y) a percentage equal to 100% less the Manager’s Percentage Interest at the time when the Excess Distribution occurs, times (bb) the amount allocated in clause (1) above with respect to such Excess Distribution.

(B)                               After the application of Section 6.1(d)(iii)(A), the remaining items of Company gross income or gain for the taxable period, if any, shall be allocated (1) to the holders of Incentive Distribution Rights, Pro Rata, until the aggregate amount of such items allocated to the holders of Incentive Distribution Rights pursuant to this Section 6.1(d)(iii)(B) for the current taxable period and all previous taxable periods is equal to the cumulative amount of all Incentive Distributions made to the holders of Incentive Distribution Rights from the Closing Date to a date 45 days after the end of the current taxable period; and (2) to the Manager an amount equal to the product of (aa) an amount equal to the quotient determined by dividing (x) the Manager’s Percentage Interest by (y) the sum of 100 percent less the Manager’s Percentage Interest times (bb) the sum of the amounts allocated in clause (1) above.

(iv)                              Qualified Income Offset.  In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Company gross income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible; provided, that an allocation pursuant to this Section 6.1(d)(iv) shall be made only if and to the extent that such Member would have a deficit balance in its

Adjusted Capital Account as adjusted after all other allocations provided for in this Section 6.1 have been tentatively made as if this Section 6.1(d)(iv) were not in this Agreement.

(v)                                 Gross Income Allocation.  In the event any Member has a deficit balance in its Capital Account at the end of any taxable period in excess of the sum of (A) the amount such Member is required to restore pursuant to the provisions of this Agreement and (B) the amount such Member is deemed obligated to restore pursuant to Treasury Regulation Section 1.704-2(g) and 1.704-2(i)(5), such Member shall be specially allocated items of the Company’s gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 6.1(d)(v) shall be made only if and to the extent that such Member would have a deficit balance in its Capital Account as so adjusted after all other allocations provided for in this Section 6.1 have been tentatively made as if Section 6.1(d)(iv) and this Section 6.1(d)(v) were not in this Agreement.

(vi)                              Nonrecourse Deductions.  Nonrecourse Deductions for any taxable period shall be allocated to the Members Pro Rata. If the Manager determines that the Company’s Nonrecourse Deductions should be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the Manager is authorized, upon notice to the other Members, to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.

(vii)                           Member Nonrecourse Deductions.  Member Nonrecourse Deductions for any taxable period shall be allocated 100% to the Member that bears the Economic Risk of Loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Member bears the Economic Risk of Loss with respect to a Member Nonrecourse Debt, such Member Nonrecourse Deductions attributable thereto shall be allocated between or among such Members in accordance with the ratios in which they share such Economic Risk of Loss.

(viii)                        Nonrecourse Liabilities.  For purposes of Treasury Regulation Section 1.752-3(a)(3), the Members agree that Nonrecourse Liabilities of the Company in excess of the sum of (A) the amount of Company Minimum Gain and (B) the total amount of Nonrecourse Built-in Gain shall be allocated among the Members Pro Rata.

(ix)                              Code Section 754 Adjustments.  To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

(x)                                 Economic Uniformity; Changes in Law.  For the proper administration of the Company and for the preservation of uniformity of the Non-Managing Member Interests (or any class or classes thereof), the Manager shall (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (ii) make special allocations of income, gain, loss or deduction of the Company; and (iii) amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of Treasury Regulations under Section 704(b) or section 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of the Non-Managing Member Interests (or any class or classes thereof). The Manager may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this Section 6.1(d)(x) only if such conventions, allocations or amendments would not have a material adverse effect on the Members, the holders of any class or classes of Non-Managing Member Interests issued and Outstanding of the Company, and if such allocations are consistent with the principles of Section 704 of the Code.

(xi)                              Curative Allocation.

(A)                               Notwithstanding any other provision of this Section 6.1, other than the Required Allocations, the Required Allocations shall be taken into account in making the Agreed Allocations so that, to the extent possible, the net amount of items of gross income, gain, loss and deduction allocated to each Member pursuant to the Required Allocations and the Agreed Allocations, together, shall be equal to the net amount of such items that would have been allocated to each such Member under the Agreed Allocations had the Required Allocations and the related Curative Allocation not otherwise been provided in this Section 6.1.  In exercising its discretion under this Section 6.1(d)(xi)(A), the Manager may take into account future Required Allocations that, although not yet made, are likely to offset other Required Allocations previously made. Allocations pursuant to this Section 6.1(d)(xi)(A) shall only be made with respect to Required Allocations to the extent the Manager determines that such allocations will otherwise be inconsistent with the economic agreement among the Members.

(B)                               The Manager shall, with respect to each taxable period, (1) apply the provisions of Section 6.1(d)(xi)(A) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and (2) divide all allocations pursuant to Section 6.1(d)(xi)(A) among the Members in a manner that is likely to minimize such economic distortions.

(xii)                           Corrective and Other Allocations.  In the event of any allocation of Additional Book Basis Derivative Items or any Book-Down Event or any recognition of a Net Termination Loss, the following rules shall apply:

(A)                               Except as provided in Section 6.1(d)(xii)(B), in the case of any allocation of Additional Book Basis Derivative Items (other than an allocation of Unrealized Gain or Unrealized Loss under Section 5.5(d) hereof), the Manager shall allocate such Additional Book Basis Derivative Items to (1) the holders of Incentive Distribution Rights and the Manager to the same extent that the

Unrealized Gain or Unrealized Loss giving rise to such Additional Book Basis Derivative Items was allocated to them pursuant to Section 5.5(d)(i) or Section 5.5(d)(ii) and (2) all Unitholders, Pro Rata, to the extent that the Unrealized Gain or Unrealized Loss giving rise to such Additional Book Basis Derivative Items was allocated to any Unitholders pursuant to Section 5.5(d)(i) or Section 5.5(d)(ii).

(B)                               In the case of any allocation of Additional Book Basis Derivative Items (other than an allocation of Unrealized Gain or Unrealized Loss under Section 5.5(d) hereof or an allocation of Net Termination Gain or Net Termination Loss pursuant to Section 6.1(c) hereof) as a result of a sale or other taxable disposition of any Company asset that is an Adjusted Property (“Disposed of Adjusted Property”), the Manager shall allocate (1) additional items of gross income and gain (aa) away from the holders of Incentive Distribution Rights and (bb) to the Unitholders, or (2) additional items of deduction and loss (aa) away from the Unitholders and (bb) to the holders of Incentive Distribution Rights, to the extent that the Additional Book Basis Derivative Items allocated to the Unitholders exceed their Share of Additional Book Basis Derivative Items with respect to such Disposed of Adjusted Property. Any allocation made pursuant to this Section 6.1(d)(xii)(B) shall be made after all of the other Agreed Allocations have been made as if this Section 6.1(d)(xii) were not in this Agreement and, to the extent necessary, shall require the reallocation of items that have been allocated pursuant to such other Agreed Allocations.

(C)                               In the case of any negative adjustments to the Capital Accounts of the Members resulting from a Book-Down Event or from the recognition of a Net Termination Loss, such negative adjustment (1) shall first be allocated, to the extent of the Aggregate Remaining Net Positive Adjustments, in such a manner, as determined by the Manager, that to the extent possible the aggregate Capital Accounts of the Members will equal the amount that would have been the Capital Account balances of the Members if no prior Book-Up Events had occurred, and (2) any negative adjustment in excess of the Aggregate Remaining Net Positive Adjustments shall be allocated pursuant to Section 6.1(c) hereof.

(D)                               For purposes of this Section 6.1(d)(xii), the Unitholders shall be treated as being allocated Additional Book Basis Derivative Items to the extent that such Additional Book Basis Derivative Items have reduced the amount of income that would otherwise have been allocated to the Unitholders under this Agreement. In making the allocations required under this Section 6.1(d)(xii), the Manager may apply whatever conventions or other methodology it determines will satisfy the purpose of this Section 6.1(d)(xii). Without limiting the foregoing, if an Adjusted Property is contributed by the Company to another entity classified as a partnership for U.S. federal income tax purposes (the “lower tier partnership”), the Manager may make allocations similar to those described in Sections 6.1(d)(xii)(A)-(C) to the extent the Manager determines such allocations are necessary to account for the Company’s allocable share of income, gain, loss, and deduction of the lower tier partnership that relate to the contributed Adjusted Property in a manner that is consistent with the purpose of this Section 6.1(d)(xii).

Section 6.2                                    Allocations for Tax Purposes.

(a)                                 Except as otherwise provided herein, for U.S. federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Members in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 6.1.

(b)                                 In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for U.S. federal income tax purposes among the Members in the manner provided under Section 704(c) of the Code, and the Treasury Regulations promulgated under Section 704(b) and 704(c) of the Code, as determined appropriate by the Manager (taking into account the Manager’s discretion under Section 6.1(d)(x)(B); provided that the Manager shall apply the principles of Treasury Regulation Section 1.704-3(d) in all events.

(c)                                  The Manager may determine to depreciate or amortize the portion of an adjustment under Section 743(b) of the Code attributable to unrealized appreciation in any Adjusted Property (to the extent of the unamortized Book-Tax Disparity) using a predetermined rate derived from the depreciation or amortization method and useful life applied to the unamortized Book-Tax Disparity of such property, despite any inconsistency of such approach with Treasury Regulation Section 1.167(c)-l(a)(6) or any successor regulations thereto. If the Manager determines that such reporting position cannot reasonably be taken, the Manager may adopt depreciation and amortization conventions under which all purchasers acquiring Non-Managing Member Interests in the same month would receive depreciation and amortization deductions, based upon the same applicable rate as if they had purchased a direct interest in the Company’s property. If the Manager chooses not to utilize such aggregate method, the Manager may use any other depreciation and amortization conventions to preserve the uniformity of the intrinsic tax characteristics of any Non-Managing Member Interests, so long as such conventions would not have a material adverse effect on the Non-Managing Members or the Record Holders of any class or classes of Non-Managing Member Interests.

(d)                                 In accordance with Treasury Regulation Sections 1.1245-1(e) and 1.1250-1(f), any gain allocated to the Members upon the sale or other taxable disposition of any Company asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this Section 6.2, be characterized as Recapture Income in the same proportions and to the same extent as such Members (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

(e)                                  All items of income, gain, loss, deduction and credit recognized by the Company for U.S. federal income tax purposes and allocated to the Members in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code that may be made by the Company; provided, however, that such allocations, once made, shall be adjusted (in the manner determined by the Manager) to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.

(f)                                   Each item of Company income, gain, loss and deduction shall, for U.S. federal income tax purposes, be determined for each taxable period and prorated on a monthly basis and shall be allocated to the Members as of the opening of the National Securities Exchange on which the Company’s Units are listed or admitted to trading on the first Business Day of each month; provided, however, such items for the period beginning on the Closing Date and ending on the last day of the month in which the Over-Allotment Option expired was allocated to the Members as of the opening of the National Securities Exchange on which the Company’s Units are listed or admitted to trading on the first Business Day of the next succeeding month; and provided, further, that gain or loss on a sale or other disposition of any assets of the Company or any other extraordinary item of income, gain, loss or deduction, as determined by the Manager, shall be allocated to the Members as of the opening of the National Securities Exchange on which the Company’s Units are listed or admitted to trading on the first Business Day of the month in which such item is recognized for U.S. federal income tax purposes. The Manager may revise, alter or otherwise modify such methods of allocation to the extent permitted or required by Section 706 of the Code and the regulations promulgated thereunder.

(g)                                  Allocations that would otherwise be made to a Non-Managing Member under the provisions of this Article VI shall instead be made to the beneficial owner of Non-Managing Member Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Company in accordance with Section 6031(c) of the Code or any other method determined by the Manager.

Section 6.3                                    Distributions; Characterization of Distributions; Distributions to Record Holders.

(a)                                 It is the policy of the Company to pay regular quarterly cash distributions of substantially all of the Company’s cash available for distribution. Each Quarter, the Manager will make a determination of the amount of cash available for distribution to Members, based upon cash on hand at the end of the Quarter, after establishing reserves for the prudent conduct of the Company’s business or for distributions to Members in respect of future Quarters as the Manager may determine to be appropriate.  This policy is subject to change by the Manager at any time, without amendment to this Agreement.

(b)                                 All amounts of cash and cash equivalents distributed by the Company on any date from any source shall be deemed to be Operating Surplus until the sum of all amounts of cash and cash equivalents theretofore distributed by the Company to the Members pursuant to Section 6.4 equals the Operating Surplus from the Closing Date through the close of the immediately preceding Quarter. Any remaining amounts of cash and cash equivalents distributed by the Company on such date shall, except as otherwise provided in Section 6.5, be deemed to be Capital Surplus. All distributions required to be made under this Agreement shall be subject to Sections 18-607 and 18-804 of the Delaware Act.

(c)                                  Notwithstanding Section 6.3(a), in the event of the dissolution and liquidation of the Company, all cash received during or after the Quarter in which the Liquidation Date occurs, other than from Working Capital Borrowings, shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 12.4.

(d)                                 Each distribution in respect of a Membership Interest shall be paid by the Company, directly or through any Transfer Agent or through any other Person or agent, only to the Record Holder of such Membership Interest as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Company’s liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

Section 6.4                                    Distributions from Operating Surplus.

(a)                                 Cash and cash equivalents distributed in respect of any Quarter that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or 6.5 shall be distributed as follows, except as otherwise contemplated by Section 5.6(b) in respect of other Membership Interests issued pursuant thereto:

(i)                                     First, (x) to the Manager in accordance with its Percentage Interest and (y) to all Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the Manager’s Percentage Interest, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

(ii)                                  Second, (x) to the Manager in accordance with its Percentage Interest and (y) to all Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the Manager’s Percentage Interest, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage existing with respect to such Quarter; and

(iii)                               Thereafter, (A) to the Manager in accordance with its Percentage Interest; (B) 48% to the holders of the Incentive Distribution Rights, Pro Rata; and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (iii);

provided, however, if the Minimum Quarterly Distribution has been reduced to zero pursuant to the second sentence of Section 6.6(a), the distribution of cash and cash equivalents that is deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.4(a)(iii).

Section 6.5                                    Distributions from Capital Surplus.  Cash and cash equivalents that are distributed and deemed to be Capital Surplus pursuant to the provisions of Section 6.3(a) shall be distributed, unless the provisions of Section 6.3 require otherwise, 100% to the Manager and the Unitholders, Pro Rata, until the Minimum Quarterly Distribution has been reduced to zero pursuant to the second sentence of Section 6.6(a). Cash and cash equivalents that are deemed to be Capital Surplus shall then be distributed (A) to the Manager in accordance with its Percentage Interest and (B) to all Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the Manager’s Percentage Interest, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage. Thereafter, all cash and cash equivalents that are distributed shall be distributed as if it were Operating Surplus and shall be distributed in accordance with Section 6.4.

Section 6.6                                    Adjustment of Minimum Quarterly Distribution.

(a)                                 The Minimum Quarterly Distribution, Common Unit Arrearages and Cumulative Common Unit Arrearages shall be proportionately adjusted in the event of any distribution, combination or subdivision (whether effected by a distribution payable in Units or otherwise) of Units or other Membership Interests in accordance with Section 5.9. In the event of a distribution of cash or cash equivalents that is deemed to be from Capital Surplus, the then applicable Minimum Quarterly Distribution shall be reduced in the same proportion that the distribution had to the fair market value of the Common Units immediately prior to the announcement of the distribution. If the Common Units are publicly traded on a National Securities Exchange, the fair market value will be the Current Market Price before the ex-dividend date. If the Common Units are not publicly traded, the fair market value will be determined by the Board of Directors.

(b)                                 The Minimum Quarterly Distribution shall also be subject to adjustment pursuant to Section 6.8.

Section 6.7                                    Reserved.

Section 6.8                                    Entity Level Taxation.  If legislation is enacted or the official interpretation of existing legislation is modified by a governmental authority, which after giving effect to such enactment or modification, results in a Group Member becoming subject to U.S. federal, state or local or non-U.S. income or withholding taxes in excess of the amount of such taxes due from the Group Member prior to such enactment or modification (including, for the avoidance of doubt, any increase in the rate of such taxation applicable to the Group Member), then the Manager may, in its sole discretion, reduce the Minimum Quarterly Distribution by the amount of such income or withholding taxes that are payable by reason of any such new legislation or interpretation (the “Incremental Income Tax”), or any portion thereof selected by the Manager, in the manner provided in this Section 6.8. If the Manager elects to reduce the Minimum Quarterly Distribution for any Quarter with respect to all or a portion of the Incremental Income Taxes, the Manager shall estimate for such Quarter the Company Group’s aggregate liability (the “Estimated Incremental Quarterly Tax Amount”) for all (or the relevant portion of) such Incremental Income Taxes; provided that any difference between such estimate and the actual liability for Incremental Income Taxes (or the relevant portion thereof) for such Quarter may, to the extent determined by the Manager, be taken into account in determining the Estimated Incremental Quarterly Tax Amount with respect to each Quarter in which any such difference can be determined. For each such Quarter, the Minimum Quarterly Distribution shall be the product obtained by multiplying (a) the then applicable Mininum Quarterly Distribution times (b) the quotient obtained by dividing (i) cash and cash equivalents available for distribution with respect to such Quarter by (ii) the sum of cash and cash equivalents available for distribution with respect to such Quarter and the Estimated Incremental Quarterly Tax Amount for such Quarter, as determined by the Manager. For purposes of the foregoing, cash and cash equivalents available for distribution with respect to a Quarter will be deemed reduced by the Estimated Incremental Quarterly Tax Amount for that Quarter.

ARTICLE VII
MANAGEMENT AND OPERATION OF BUSINESS

Section 7.1                                    Management.

(a)                                 The Manager, or its delegate, shall conduct, direct and manage all activities of the Company. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Company shall be exclusively vested in the Manager or its delegates, and no Non-Managing Member shall have any management power over the business and affairs of the Company. In addition to the powers now or hereafter granted a managing member of a limited liability company under applicable law or that are granted to the Manager under any other provision of this Agreement, the Manager, subject to Section 7.5, shall have full power and authority to do all things and on such terms as it determines to be necessary or appropriate to conduct the business of the Company, to exercise all powers set forth in Section 2.5 and to effectuate the purposes set forth in Section 2.4, including the following:

(i)                                     the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible or exchangeable into Membership Interests, and the incurring of any other obligations;

(ii)                                  the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Company;

(iii)                               the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Company or the merger or other combination of the Company with or into another Person (the matters described in this clause (iii) being subject, however, to any prior approval that may be required by Section 7.5 or Article XIV);

(iv)                              the use of the assets of the Company (including cash on hand) for any purpose consistent with the terms of this Agreement, including the financing of the conduct of the operations of the Company Group; subject to Section 7.8(a), the lending of funds to other Persons (including other Group Members); the repayment or guarantee of obligations of any Group Member; and the making of capital contributions to any Group Member;

(v)                                 the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of the Company under contractual arrangements to all or particular assets of the Company);

(vi)                              the distribution of Company cash;

(vii)                           the selection and dismissal of employees (including employees having titles such as “president,” “vice president,” “secretary” and “treasurer”) and agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

(viii)                        the maintenance of insurance for the benefit of the Company Group, the Members and Indemnitees;

(ix)                              the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, corporations, limited liability companies or other Persons (including the acquisition of interests in, and the contributions of property to, any Group Member from time to time) subject to the restrictions set forth in Section 2.4;

(x)                                 the control of any matters affecting the rights and obligations of the Company, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expense and the settlement of claims and litigation;

(xi)                              the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

(xii)                           the entering into of listing agreements with any National Securities Exchange and the delisting of some or all of the Membership Interests from, or requesting that trading be suspended on, any such exchange (subject to any prior approval that may be required under Section 4.7);

(xiii)                        the purchase, sale or other acquisition or disposition of Membership Interests, or the issuance of options, rights, warrants and appreciation rights relating to Membership Interests;

(xiv)                       the undertaking of any action in connection with the Company’s participation in the management of any Group Member; and

(xv)                          the entering into of agreements with any of its Affiliates to render services to a Group Member or to itself in the discharge of its duties as Manager of the Company.

(b)                                 Notwithstanding any other provision of this Agreement, any Group Member Agreement, the Delaware Act or any applicable law, rule or regulation, each of the Members and each other Person who may acquire an interest in Membership Interests or is otherwise bound by this Agreement hereby (i) approves, ratifies and confirms the execution, delivery and performance by the parties thereto of this Agreement, the Underwriting Agreement, the Contribution Agreement and the other agreements described in or filed as exhibits to the Registration Statement that are related to the transactions contemplated by the Registration Statement (in each case other than this Agreement, without giving effect to any amendments, supplements or restatements after the date hereof); (ii) agrees that the Manager (on its own or on behalf of the Company) is authorized to execute, deliver and perform the agreements referred to in clause (i) of this sentence and the other agreements, acts, transactions and matters described in or contemplated by the Registration Statement on behalf of the Company without any further act, approval or vote of the Members or the other Persons who may acquire an interest in Membership Interests or is otherwise bound by this Agreement; and (iii) agrees that the execution, delivery or performance by the Manager, any Group Member or any Affiliate of any of them of this Agreement or any agreement authorized or permitted under this Agreement

(including the exercise by the Manager or any Affiliate of the Manager of the rights accorded pursuant to Article XV) shall not constitute a breach by the Manager of any duty that the Manager may owe the Company or the Non-Managing Members or any other Persons under this Agreement (or any other agreements) or of any duty existing at law, in equity or otherwise.

Section 7.2                                    Board of Directors.

(a)                                 Delegation to Board of Directors.  Except as otherwise expressly provided for herein, the Manager hereby delegates all management powers over the business and affairs of the Company to the Board of Directors; provided, that the Board of Directors shall not take any action permitted to be taken by the Manager in its individual capacity if the Manager objects in writing to such action.  The Manager may, in its sole discretion, revoke, modify or condition the delegation of authority to the Board of Directors and is hereby authorized to amend this Agreement to the extent necessary or appropriate to reflect any such revocation, modification or condition.  Following any such revocation, this Section 7.2 and Section 7.3 shall have no further force or effect and shall not be binding upon the Manager with respect to governance of the Manager or the composition, function, role or operation of the Board of Directors thereafter.  For so long as such delegation is in effect, the Manager hereby consents to the exercise by the Board of Directors of all such powers and rights conferred on it by the Act or otherwise by applicable law with respect to the management and control of the Company.   The Board of Directors shall possess all rights and powers which are possessed by “managers” under the Act and otherwise by applicable law, pursuant to Section 18-402 of the Act, subject to the provisions of this Agreement.

(b)                                 Election; Term of Office.  The number of directors (“Directors”) constituting the Board of Directors shall be at least five and not more than eight, unless otherwise fixed from time to time pursuant to a resolution adopted by the Board of Directors or the Manager.  The Directors shall be elected or approved by the Manager and shall serve as Directors of the Company until the removal of such Director in accordance with the provisions of this Agreement or until the earlier death or resignation of such Director.  Any Director may resign at any time by giving written notice of such Director’s resignation to the Board of Directors.  Any such resignation shall take effect at the time the Board receives such notice or at any later effective time specified in such notice.  Unless otherwise specified in such notice, the acceptance by the Board of Directors of such Director’s resignation shall not be necessary to make such resignation effective.  Notwithstanding anything herein or under applicable law to the contrary, any Director may be removed at any time with or without cause by the Manager.

(c)                                  Delegation by the Board of Directors.  The Board of Directors shall have the power and authority to delegate to one or more other Persons the Board of Directors’ rights and powers to manage and control the business and affairs of the Company, including delegating such rights and powers of the Board to agents and employees of the Company (including Officers).  The Board of Directors may authorize any Person (including the Manager, or any Director or Officer) to enter into any document on behalf of the Company and perform the obligations of the Company thereunder.  Notwithstanding the foregoing, the Board of Directors shall not have the power and authority to delegate any rights or powers customarily requiring the approval of the directors of a corporation and no Officer or other Person shall be authorized or empowered to act on behalf of the Company in any way beyond the customary rights and powers of an officer of a corporation.

(d)                                 Committees.

(i)                                     The Board of Directors may establish committees of the Board of Directors and may delegate certain of its responsibilities to such committees.

(ii)                                  The Board of Directors shall have an audit committee comprised of at least one Director as of the date that the Common Units first trade on a National Securities Exchange, at least two Directors within 90 days of the effective date of the Registration Statement and at least three Directors within one year of such effective date, all of whom shall meet the independence standards required of directors who serve on an audit committee of a board of directors established by the Securities Exchange Act and the rules and regulations of the Commission thereunder and by the National Securities Exchange on which any class of Membership Interests is listed or admitted to trading. Such audit committee shall establish a written audit committee charter in accordance with the rules of the National Securities Exchange on which any class of Membership Interests is listed or admitted to trading.

(e)                                  Chairman.  The Board of Directors may elect a Chairman.  The Chairman, if elected, shall be a member of the Board of Directors and shall preside at all meetings of the Board of Directors and of the Members.  The Chairman shall not be an officer of the Company by virtue of being the Chairman but may otherwise be an officer.  The Chairman may be removed either with or without cause at any time by the affirmative vote of a majority of the Board of Directors.  No removal or resignation as Chairman shall affect such Chairman’s status as a Director.

(f)                                   Meetings.

(i)                                     The Board of Directors (or any committee thereof) shall meet at such time and at such place as the Chairman (or the chairman of such committee) may designate.  Written notice of all regular meetings of the Board of Directors (or any committee thereof) must be given to all Directors (or all members of such committee) at least ten days prior to the regular meeting of the Board of Directors (or such committee).  Special meetings of the Board of Directors (or any committee thereof) shall be held at the request of a majority of the Directors (or a majority of the members of such committee) upon at least two days (if the meeting is to be held in person) or twenty-four hours (if the meeting is to be held telephonically) oral or written notice to the Directors (or the members of such committee) or upon such shorter notice as may be approved by the Directors (or the members of such committee).  All notices and other communications to be given to Directors (or members of a committee) shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service or three days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when received in the form of a telegram or facsimile, and shall be directed to the address or facsimile number as such Director (or member) shall designate by notice to the Company.  Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board (or committee) need be specified in the notice of such meeting.  Any Director (or member of such committee) may waive the requirement of such notice as to such Director (or such member).

(ii)                                  Conduct of Meetings.  Any meeting of the Board of Directors (or any committee thereof) may be held in person or by conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

(iii)                               Quorum.  Fifty percent or more of all Directors (or members of a committee thereof), present in person or participating in accordance with Section 7.2(f)(ii), shall constitute a quorum for the transaction of business, but if at any meeting of the Board of Directors (or committee) there shall be less than a quorum present, a majority of the Directors (or members) present may adjourn the meeting without further notice.  The Directors (or members of a committee) present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough Directors (or members) to leave less than a quorum; provided, however, that only the acts of the Directors (or members) meeting the requirements of Section 7.2(g) shall be deemed to be acts of the Board of Directors (or such committee).

(iv)                              Chairman of the Board.  The Chairman of the Board of Directors shall preside at all meetings of the Board of Directors.  The Directors also may elect a vice-chairman to act in the place of the chairman upon his absence or inability to act.

(g)                                  Voting.  Except as otherwise provided in this Agreement, the effectiveness of any vote, consent or other action of the Board of Directors (or any committee thereof) in respect of any matter shall require either (i) the presence of a quorum and the affirmative vote of at least a majority of the Directors (or members of such committee) present or (ii) the unanimous written consent (in lieu of meeting) of the Directors (or members of such committee) who are then in office.  Any Director may vote in person or by proxy (pursuant to a power of attorney) on any matter that is to be voted on by the Board of Directors at a meeting thereof.

(h)                                 Devotion of Time.  The Directors shall not be obligated and shall not be expected to devote all of their time or business efforts to the affairs of the Company (except, to the extent appropriate, in their capacity as employees of the Company).

Section 7.3                                    Officers.

(a)                                 Generally.  The Board of Directors shall appoint agents of the Company, referred to as “Officers” of the Company as described in this Section 7.3, who shall be responsible for the day-to-day business affairs of the Company, subject to the overall direction and control of the Board of Directors.  Unless provided otherwise by the Board of Directors, the Officers shall have the titles, power, authority and duties described below in this Section 7.3.

(b)                                 Titles and Number.  The Officers shall be one or more Presidents, any and all Vice Presidents, the Secretary and any and all Assistant Secretaries and any Treasurer and any and all Assistant Treasurers and any other Officers appointed pursuant to this Section 7.3.  There shall be appointed from time to time, in accordance with this Section 7.3, such Vice Presidents, Secretaries, Assistant Secretaries, Treasurers and Assistant Treasurers as the Board of Directors may desire.  Any person may hold two or more offices.

(i)                                     Presidents.  The Board of Directors shall elect one or more individuals to serve as Presidents.  In general, each President, subject to the direction and supervision of the Board of Directors, shall be the chief executive officer of the Company and shall have general and active control of the general management and affairs and business and general supervision of the Company and its officers, agents and employees, and shall perform all duties incident to the office of chief executive officer of the Company and such other duties as may be prescribed from time to time by the Board of Directors.  Each President shall have the nonexclusive authority to sign on behalf of the Company any deeds, mortgages, leases, bonds, notes, certificates, contracts or other instruments, except in cases where the execution thereof shall be expressly delegated by the Board of Directors or by this Agreement to some other officer or agent of the Company or shall be required by law to be otherwise executed.  In the absence of the Chairman, or the Vice Chairman, if there is one, or in the event of the Chairman’s inability or refusal to act, the President shall perform the duties of the Chairman, and each President, when so acting, shall have all of the powers of the Chairman.

(ii)                                  Vice Presidents.  The Board of Directors, in its discretion, may elect one or more Vice Presidents.  In the absence of any President or in the event of the Presidents’ inability or refusal to act, the Vice President (or in the event there be more than one vice president, the vice presidents in the order designated, or in the absence of any designation, then in the order of their election) shall perform the duties of the President, and the Vice President, when so acting, shall have all of the powers and be subject to all the restrictions upon the President.  Each Vice President shall perform such other duties as from time to time may be assigned by a President or the Board of Directors.

(iii)                               Secretary and Assistant Secretaries.  The Board of Directors, in its discretion, may elect a Secretary and one or more Assistant Secretaries.  The Secretary shall record or cause to be recorded in books provided for that purpose the minutes of the meetings or actions of the Board of Directors and of the Sole Member, shall see that all notices are duly given in accordance with the provisions of this Agreement and as required by law, shall be custodian of all records (other than financial), shall see that the books, reports, statements, certificates and all other documents and records required by law are properly kept and filed, and, in general, shall perform all duties incident to the office of Secretary and such other duties as may, from time to time, be assigned to him by this Agreement, the Board of Directors or a President.  The Assistant Secretaries shall exercise the powers of the Secretary during that Officer’s absence or inability or refusal to act.

(iv)                              Treasurer and Assistant Treasurers.  The Board of Directors, in its discretion, may elect a Treasurer and one or more Assistant Treasurers.  The Treasurer shall keep or cause to be kept the books of account of the Company and shall render statements of the financial affairs of the Company in such form and as often as required by this Agreement, the Board of Directors or a President.  The Treasurer, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the Company.  The Treasurer shall perform all other duties commonly incident to his office and shall perform such other duties and have such other powers as this Agreement, the Board of Directors or a President, shall designate from time to time.  The Assistant Treasurers shall exercise the power of the Treasurer during that Officer’s absence or inability or refusal to act.  Each of the Assistant Treasurers shall possess the same power as the Treasurer to sign all certificates, contracts, obligations and other instruments of the Company.  If no Treasurer or Assistant Treasurer is appointed and serving or in the absence of the appointed Treasurer and Assistant Treasurer, the President or such other Officer as the Board of Directors shall select, shall have the powers and duties conferred upon the Treasurer.

(c)                                  Other Officers and Agents.  The Board of Directors may appoint such other Officers and agents as may from time to time appear to be necessary or advisable in the conduct of the affairs of the Company, who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors.

(d)                                 Appointment and Term of Office.  The Officers shall be appointed by the Board of Directors at such time and for such terms as the Board of Directors shall determine.  Any Officer may be removed, with or without cause, only by the Board of Directors.  Vacancies in any office may be filled only by the Board of Directors.

(e)                                  Powers of Attorney.  The Board of Directors may grant powers of attorney or other authority as appropriate to establish and evidence the authority of the Officers and other Persons.

(f)                                   Officers’ Delegation of Authority.  Unless otherwise provided by resolution of the Board of Directors, no Officer shall have the power or authority to delegate to any Person such Officer’s rights and powers as an Officer to manage the business and affairs of the Company

(g)                                  The Officers shall receive such compensation for their services as may be designated by the Board of Directors.

Section 7.4                                    Certificate of Formation.  The Manager has caused the Certificate of Formation to be filed with the Secretary of State of the State of Delaware as required by the Delaware Act. The Manager shall use all reasonable efforts to cause to be filed such other certificates or documents that the Manager determines to be necessary or appropriate for the formation, continuation, qualification and operation of a limited liability company in the State of Delaware or any other state in which the Company may elect to do business or own property. To the extent the Manager determines such action to be necessary or appropriate, the Manager shall file amendments to and restatements of the Certificate of Formation and do all things to maintain the Company as a limited liability company under the laws of the State of Delaware or of any other state in which the Company may elect to do business or own property. Subject to the terms of Section 3.4(a), the Manager shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Formation, any qualification document or any amendment thereto to any Non-Managing Member.

Section 7.5                                    Restrictions on the Manager’s Authority.  Except as provided in Articles XII and XIV, the Manager may not sell, exchange or otherwise dispose of all or substantially all of the assets of the Company Group, taken as a whole, in a single transaction or a series of related transactions without the approval of holders of a Unit Majority; provided, however, that this provision shall not preclude or limit the Manager’s ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Company Group and shall not apply to any forced sale of any or all of the assets of the Company Group pursuant to the foreclosure of, or other realization upon, any such encumbrance.

Section 7.6                                    Reimbursement of the Manager.

(a)                                 Except as provided in this Section 7.6 and elsewhere in this Agreement, the Manager shall not be compensated for its services as a managing member or general partner of any Group Member.

(b)                                 The Manager shall be reimbursed on a monthly basis, or such other basis as the Manager may determine, for (i) all direct and indirect expenses it incurs or payments it makes on behalf of the Company Group (including salary, bonus, incentive compensation and other amounts paid to any Person including Affiliates of the Manager to perform services for the Company Group or for the Manager in the discharge of its duties to the Company Group), and (ii) all other expenses allocable to the Company Group or otherwise incurred by the Manager in connection with operating the Company Group’s business (including expenses allocated to the Manager by its Affiliates). The Manager shall determine the expenses that are allocable to the Company Group. Reimbursements pursuant to this Section 7.6 shall be in addition to any reimbursement to the Manager as a result of indemnification pursuant to Section 7.9.

(c)                                  The Manager and its Affiliates may charge any member of the Company Group a management fee to the extent necessary to allow the Company Group to reduce the amount of any state franchise or income tax or any tax based upon the revenues or gross margin of any member of the Company Group if the tax benefit produced by the payment of such management fee or fees exceeds the amount of such fee or fees.

(d)                                 The Manager, without the approval of the Non-Managing Members (who shall have no right to vote in respect thereof), may propose and adopt on behalf of the Company benefit plans, programs and practices (including plans, programs and practices involving the issuance of Membership Interests or options to purchase or rights, warrants or appreciation rights or phantom or tracking interests relating to Membership Interests), or cause the Company to issue Membership Interests in connection with, or pursuant to, any benefit plan, program or practice maintained or sponsored by the Manager or any of its Affiliates, in each case for the benefit of employees and directors of the Manager or its Affiliates, any Group Member or their Affiliates, or any of them, in respect of services performed, directly or indirectly, for the benefit of the Company Group. The Company agrees to issue and sell to the Manager or any of its Affiliates any Membership Interests that the Manager or such Affiliates are obligated to provide to any employees and directors pursuant to any such benefit plans, programs or practices.

Expenses incurred by the Manager in connection with any such plans, programs and practices (including the net cost to the Manager or such Affiliates of Membership Interests purchased by the Manager or such Affiliates, from the Company or otherwise, to fulfill options or awards under such plans, programs and practices) shall be reimbursed in accordance with Section 7.6(b). Any and all obligations of the Manager under any benefit plans, programs or practices adopted by the Manager as permitted by this Section 7.6(d) shall constitute obligations of the Manager hereunder and shall be assumed by any successor Manager approved pursuant to Section 11.1 or 11.2 or the transferee of or successor to all of the Manager’s Managing Member Interest pursuant to Section 4.6.

Section 7.7                                    Outside Activities.

(a)                                 The Manager, for so long as it is the Manager of the Company (i) agrees that its sole business will be to act as a managing member or general partner, as the case may be, of the Company and any other partnership or limited liability company of which the Company is, directly or indirectly, a partner or member and to undertake activities that are ancillary or related thereto (including being a Non-Managing Member in the Company) and (ii) shall not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (A) its performance as managing member or general partner, if any, of one or more Group Members or as described in or contemplated by the Registration Statement, or (B) the acquiring, owning or disposing of debt securities or equity interests in any Group Member.

(b)                                 Each Unrestricted Person (other than the Manager) shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of any Group Member, and none of the same shall constitute a breach of this Agreement or any duty otherwise existing at law, in equity or otherwise, to any Group Member or any Member.

(c)                                  Notwithstanding anything to the contrary in this Agreement, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any Unrestricted Person (including the Manager).  No Unrestricted Person (including the Manager) who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Company shall have any duty to communicate or offer such opportunity to the Company, and such Unrestricted Person (including the Manager) shall not be liable to the Company, to any Non-Managing Member or any other Person for breach of any fiduciary or other duty by reason of the fact that such Unrestricted Person (including the Manager) pursues or acquires such opportunity for itself, directs such opportunity to another Person or does not communicate such opportunity or information to the Company.

(d)                                 Subject to the terms of Section 7.7(a) and Section 7.7(b), but otherwise notwithstanding anything to the contrary in this Agreement, (i) the engaging in competitive activities by any Unrestricted Person (other than the Manager) in accordance with the provisions of this Section 7.7 is hereby approved by the Company and all Members, and (ii) it shall be deemed not to be a breach of any fiduciary duty or any other duty or obligation of any type whatsoever of the Manager or of any other Unrestricted Person for the Unrestricted Person (other than the Manager) to engage in such business interests and activities in preference to or to the exclusion of the Company and the other Group Members; provided such Unrestricted Person does not engage in such business or activity as a result of or using confidential or proprietary information provided by or on behalf of the Company to such Unrestricted Person.

(e)                                  The Manager and each of its Affiliates may acquire Units or other Membership Interests in addition to those acquired on the Closing Date and, except as otherwise expressly provided in this Agreement, shall be entitled to exercise, at their option, all rights relating to all Units or other Membership Interests acquired by them. The term “Affiliates” when used in this Section 7.7(e) with respect to the Manager shall not include any Group Member.

(f)                                   Notwithstanding anything to the contrary in this Agreement, to the extent that any provision of this Agreement purports or is interpreted to have the effect of restricting the fiduciary duties that might otherwise, as a result of Delaware or other applicable law, be owed by the Manager to the Company and the Non-Managing Members, or to constitute a waiver or consent by the Non-Managing Members to any such restriction, such provisions shall be deemed to have been approved by the Members.

Section 7.8                                    Loans from the Manager; Loans or Contributions from the Company or Group Members.

(a)                                 The Manager or any of its Affiliates may, but shall be under no obligation to, lend to any Group Member, and any Group Member may borrow from the Manager or any of its Affiliates, funds needed or desired by the Group Member for such periods of time and in such amounts as the Manager may determine; provided, however, that in any such case the lending party may not charge the borrowing party interest at a rate greater than the rate that would be charged the borrowing party or impose terms less favorable to the borrowing party than would be charged or imposed on the borrowing party by unrelated lenders on comparable loans made on an arm’s length basis (without reference to the lending party’s financial abilities or guarantees), all as determined by the Manager. The borrowing party shall reimburse the lending party for any costs (other than any additional interest costs) incurred by the lending party in connection with the borrowing of such funds. For purposes of this Section 7.8(a) and Section 7.8(b), the term “Group Member” shall include any Affiliate of a Group Member that is controlled by the Group Member.

(b)                                 The Company may lend or contribute to any Group Member, and any Group Member may borrow from the Company, funds on terms and conditions determined by the Manager.

(c)                                  No borrowing by any Group Member or the approval thereof by the Manager shall be deemed to constitute a breach of any duty, expressed or implied, of the Manager or its Affiliates to the Company or the Non-Managing Members by reason of the fact that the purpose or effect of such borrowing is directly or indirectly to enable distributions to the Manager or its Affiliates (including in their capacities as Non-Managing Members) to exceed the Manager’s Percentage Interest of the total amount distributed to all Members.

Section 7.9                                    Indemnification.

(a)                                 To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee; provided, that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 7.9, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful; provided, further, no indemnification pursuant to this Section 7.9 shall be available to the Manager or its Affiliates (other than a Group Member) with respect to its or their obligations incurred pursuant to the Underwriting Agreement or the Contribution Agreement (other than obligations incurred by the Manager on behalf of the Company). Any indemnification pursuant to this Section 7.9 shall be made only out of the assets of the Company, it being agreed that the Manager shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Company to enable it to effectuate such indemnification.

(b)                                 To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.9(a) in appearing at, participating in or defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to a final and non-appealable determination that the Indemnitee is not entitled to be indemnified upon receipt by the Company of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be ultimately determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 7.9.

(c)                                  The indemnification provided by this Section 7.9 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the holders of Outstanding Non-Managing Member Interests, as a matter of law, in equity or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity (including any capacity under the Underwriting Agreement), and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(d)                                 The Company may purchase and maintain (or reimburse the Manager or its Affiliates for the cost of) insurance, on behalf of the Manager, its Affiliates, the Indemnitees and such other Persons as the Manager shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Company’s activities or such Person’s activities on behalf of the Company, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e)                                  For purposes of this Section 7.9, the Company shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Company also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 7.9(a); and action taken or omitted by an Indemnitee with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Company.

(f)                                   In no event may an Indemnitee subject the Non-Managing Members to personal liability by reason of the indemnification provisions set forth in this Agreement.

(g)                                  An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.9 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(h)                                 The provisions of this Section 7.9 are for the benefit of the Indemnitees and their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(i)                                     No amendment, modification or repeal of this Section 7.9 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Company, nor the obligations of the Company to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.9 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.10                             Liability of Indemnitees.

(a)                                 Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Company, the Non-Managing Members or any other Persons who have acquired interests in the Membership Interests, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal.

(b)                                 Subject to its obligations and duties as Manager set forth in Section 7.1(a), the Manager may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the Manager shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the Manager in good faith.

(c)                                  To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Company or to the Members, the Manager and any other Indemnitee acting in connection with the Company’s business or affairs shall not be liable to the Company or to any Member for its good faith reliance on the provisions of this Agreement.

(d)                                 Any amendment, modification or repeal of this Section 7.10 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 7.10 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.11                             Resolution of Conflicts of Interest; Standards of Conduct and Modification of Duties.

(a)                                 Unless otherwise expressly provided in this Agreement or any Group Member Agreement, whenever a potential conflict of interest exists or arises between the Manager or any of its Affiliates, on the one hand, and the Company, any Group Member or any Member, on the other, any resolution or course of action by the Manager or its Affiliates in respect of such conflict of interest shall be permitted and deemed approved by all Members, and shall not constitute a breach of this Agreement, of any Group Member Agreement, of any agreement contemplated herein or therein, or of any duty hereunder or existing at law, in equity or otherwise, if the resolution or course of action in respect of such conflict of interest is (i) approved by Special Approval, (ii) approved by the vote of a majority of the Common Units (excluding Common Units owned by the Manager and its Affiliates), (iii) on terms no less favorable to the Company than those generally being provided to or available from unrelated third parties or (iv) fair and reasonable to the Company, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Company). The Manager shall be authorized but not required in connection with its resolution of such conflict of interest to seek Special Approval or Unitholder approval of such resolution, and the Manager may also adopt a resolution or course of action that has not received Special Approval or Unitholder approval. If Special Approval is sought, then it shall be presumed that, in making its decision, the Conflicts Committee acted in good faith, and if Special Approval or Unitholder approval is not sought and the Board of Directors determines that the resolution or course of action taken with respect to a conflict of interest satisfies either of the standards set forth in clauses (iii) or (iv) above, then it shall be presumed that, in making its decision, the Board of Directors acted in good faith, and in any proceeding brought by any Non-Managing Member or by or on behalf of such Non-Managing Member or any other Non-Managing Member or the Company challenging such approval, the Person bringing or prosecuting such proceeding shall have the burden of overcoming such presumption.  Notwithstanding anything to the contrary in this Agreement or any duty otherwise existing at law or equity, the existence of the conflicts of interest described in the Registration Statement are hereby approved by all Members and shall not constitute a breach of this Agreement or of any duty hereunder or existing at law, in equity or otherwise.

(b)                                 Whenever the Manager, or any committee of the Board of Directors (including the Conflicts Committee), makes a determination or takes or declines to take any other action, or any of its Affiliates causes the Manager to do so, in its capacity as the managing member of the Company as opposed to in its individual capacity, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then, unless another express standard is provided for in this Agreement, the Manager, such committee, or such Affiliates causing the Manager to do so, shall make such determination or take or decline to take such other action in good faith and shall not be subject to any other or different standards imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity.  In order for a determination or other action to be in “good faith” for purposes of this Agreement, the Person or Persons making such determination or taking or declining to take such other action must believe that the determination or other action is in the best interests of the Company.

(c)                                  Whenever the Manager makes a determination or takes or declines to take any other action, or any of its Affiliates causes it to do so, in its individual capacity as opposed to in its capacity as the managing member of the Company, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then the Manager, or such Affiliates causing it to do so, are entitled, to the fullest extent permitted by law, to make such determination or to take or decline to take such other action free of any duty (including fiduciary duty) or obligation whatsoever to the Company, or any Non-Managing Member, and the Manager, or such Affiliates causing it to do so, shall not, to the fullest extent permitted by law, be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. By way of illustration and not of limitation, whenever the phrases, “at the option of the Manager,” “in its sole discretion” or some variation of those phrases, are used in this Agreement, it indicates that the Manager is acting in its individual capacity.  For the avoidance of doubt, whenever the Manager votes or transfers its Membership Interests or refrains from voting or transferring its Membership Interests, it shall be acting in its individual capacity.  The Manager’s organizational documents may provide that determinations to take or decline to take any action in its individual, rather than representative, capacity may or shall be determined by its members, if the Manager is a limited liability company, stockholders, if the Manager is a corporation, or the members or stockholders of the Manager’s general partner, if the Manager is a limited partnership.

(d)                                 Notwithstanding anything to the contrary in this Agreement, the Manager and its Affiliates shall have no duty or obligation, express or implied, to (i) sell or otherwise dispose of any asset of the Company Group other than in the ordinary course of business or (ii) permit any Group Member to use any facilities or assets of the Manager and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use. Any determination by the Manager or any of its Affiliates to enter into such contracts shall be in its sole discretion.

(e)                                  Except as expressly set forth in this Agreement, neither the Manager nor any other Indemnitee shall have any duties or liabilities, including fiduciary duties, to the Company or any Non-Managing Member and the provisions of this Agreement, to the extent that they restrict, eliminate or otherwise modify the duties and liabilities, including fiduciary duties, of the

Manager or any other Indemnitee otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of the Manager or such other Indemnitee.

(f)                                   The Unitholders hereby authorize the Manager, on behalf of the Company as a member or partner of a Group Member, to approve actions by the managing member or general partner of such Group Member similar to those actions permitted to be taken by the Manager pursuant to this Section 7.11.

Section 7.12                             Other Matters Concerning the Manager.

(a)                                 The Manager may rely upon, and shall be protected in acting or refraining from acting upon, any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

(b)                                 The Manager may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the advice or opinion (including an Opinion of Counsel) of such Persons as to matters that the Manager reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such advice or opinion.

(c)                                  The Manager shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers, a duly appointed attorney or attorneys-in-fact or the duly authorized officers of the Company.

Section 7.13                             Purchase or Sale of Membership Interests.  The Manager may cause the Company to purchase or otherwise acquire Membership Interests; provided that, except as permitted pursuant to Section 4.9 or with approval of the Conflicts Committee, the Manager may not cause any Group Member to purchase Incentive Distribution Rights. As long as Membership Interests are held by any Group Member, such Membership Interests shall not be considered Outstanding for any purpose, except as otherwise provided herein. The Manager or any Affiliate of the Manager may also purchase or otherwise acquire and sell or otherwise dispose of Membership Interests for its own account, subject to the provisions of Articles IV and X.

Section 7.14                             Registration Rights of the Manager and its Affiliates.

(a)                                 If (i) the Manager or any Affiliate of the Manager (including for purposes of this Section 7.14, any Person that is an Affiliate of the Manager at the date hereof notwithstanding that it may later cease to be an Affiliate of the Manager) holds Membership Interests that it desires to sell and (ii) Rule 144 of the Securities Act (or any successor rule or regulation to Rule 144) or another exemption from registration is not available to enable such holder of Membership Interests (the “Holder”) to dispose of the number of Membership Interests it desires to sell at the time it desires to do so without registration under the Securities Act, then at the option and upon the request of the Holder, the Company shall file with the Commission as promptly as practicable after receiving such request, and use all commercially reasonable efforts to cause to become effective and remain effective for a period of not less than six months following its effective date or such shorter period as shall terminate when all Membership

Interests covered by such registration statement have been sold, a registration statement under the Securities Act registering the offering and sale of the number of Membership Interests specified by the Holder; provided, however, that the Company shall not be required to effect more than three registrations pursuant to this Section 7.14(a); and provided further, however, that if the Conflicts Committee determines that a postponement of the requested registration would be in the best interests of the Company and its Members due to a pending transaction, investigation or other event, the filing of such registration statement or the effectiveness thereof may be deferred for up to six months, but not thereafter. In connection with any registration pursuant to the immediately preceding sentence, the Company shall (i) promptly prepare and file (A) such documents as may be necessary to register or qualify the securities subject to such registration under the securities laws of such states as the Holder shall reasonably request; provided, however, that no such qualification shall be required in any jurisdiction where, as a result thereof, the Company would become subject to general service of process or to taxation or qualification to do business as a foreign corporation or partnership doing business in such jurisdiction solely as a result of such registration, and (B) such documents as may be necessary to apply for listing or to list the Membership Interests subject to such registration on such National Securities Exchange as the Holder shall reasonably request, and (ii) do any and all other acts and things that may be necessary or appropriate to enable the Holder to consummate a public sale of such Membership Interests in such states. Except as set forth in Section 7.14(c), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Company, without reimbursement by the Holder.

(b)                                 If the Company shall at any time propose to file a registration statement under the Securities Act for an offering of Membership Interests for cash (other than an offering relating solely to a benefit plan), the Company shall use all commercially reasonable efforts to include such number or amount of Membership Interests held by any Holder in such registration statement as the Holder shall request; provided, that the Company is not required to make any effort or take any action to so include the Membership Interests of the Holder once the registration statement becomes or is declared effective by the Commission, including any registration statement providing for the offering from time to time of Membership Interests pursuant to Rule 415 of the Securities Act. If the proposed offering pursuant to this Section 7.14(b) shall be an underwritten offering, then, in the event that the managing underwriter or managing underwriters of such offering advise the Company and the Holder in writing that in their opinion the inclusion of all or some of the Holder’s Membership Interests would adversely and materially affect the timing or success of the offering, the Company shall include in such offering only that number or amount, if any, of Membership Interests held by the Holder that, in the opinion of the managing underwriter or managing underwriters, will not so adversely and materially affect the offering. Except as set forth in Section 7.14(c), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Company, without reimbursement by the Holder.

(c)                                  If underwriters are engaged in connection with any registration referred to in this Section 7.14, the Company shall provide indemnification, representations, covenants, opinions and other assurance to the underwriters in form and substance reasonably satisfactory to such underwriters. Further, in addition to and not in limitation of the Company’s obligation under Section 7.9, the Company shall, to the fullest extent permitted by law, indemnify and hold harmless the Holder, its officers, directors and each Person who controls the Holder (within the meaning of the Securities Act) and any agent thereof (collectively, “Indemnified Persons”) against any losses, claims, demands, actions, causes of action, assessments, damages, liabilities (joint or several), costs and expenses (including interest, penalties and reasonable attorneys’ fees and disbursements), resulting to, imposed upon, or incurred by the Indemnified Persons, directly or indirectly, under the Securities Act or otherwise (hereinafter referred to in this Section 7.14(c) as a “claim” and in the plural as “claims”) based upon, arising out of or resulting from any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which any Membership Interests were registered under the Securities Act or any state securities or Blue Sky laws, in any preliminary prospectus or issuer free writing prospectus as defined in Rule 433 of the Securities Act (if used prior to the effective date of such registration statement), or in any summary or final prospectus or in any amendment or supplement thereto (if used during the period the Company is required to keep the registration statement current), or arising out of, based upon or resulting from the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein not misleading; provided, however, that the Company shall not be liable to any Indemnified Person to the extent that any such claim arises out of, is based upon or results from an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, such preliminary, summary or final prospectus or free writing prospectus or such amendment or supplement, in reliance upon and in conformity with written information furnished to the Company by or on behalf of such Indemnified Person specifically for use in the preparation thereof.

(d)                                 The provisions of Sections 7.14(a) and 7.14(b) shall continue to be applicable with respect to the Manager (and any of the Manager’s Affiliates) after it ceases to be a managing member of the Company, during a period of two years subsequent to the effective date of such cessation and for so long thereafter as is required for the Holder to sell all of the Membership Interests with respect to which it has requested during such two-year period inclusion in a registration statement otherwise filed or that a registration statement be filed; provided, however, that the Company shall not be required to file successive registration statements covering the same Membership Interests for which registration was demanded during such two-year period. The provisions of Section 7.14(c) shall continue in effect thereafter.

(e)                                  The rights to cause the Company to register Membership Interests pursuant to this Section 7.14 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such Membership Interests, provided (i) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the Membership Interests with respect to which such registration rights are being assigned; and (ii) such transferee or assignee agrees in writing to be bound by and subject to the terms set forth in this Section 7.14.

(f)                                   Any request to register Membership Interests pursuant to this Section 7.14 shall (i) specify the Membership Interests intended to be offered and sold by the Person making the request, (ii) express such Person’s present intent to offer such Membership Interests for distribution, (iii) describe the nature or method of the proposed offer and sale of Membership Interests, and (iv) contain the undertaking of such Person to provide all such information and materials and take all action as may be required in order to permit the Company to comply with all applicable requirements in connection with the registration of such Membership Interests.

Section 7.15                             Reliance by Third Parties.  Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Company shall be entitled to assume that the Manager and any officer of the Manager authorized by the Manager to act on behalf of and in the name of the Company has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Company and to enter into any authorized contracts on behalf of the Company, and such Person shall be entitled to deal with the Manager or any such officer as if it were the Company’s sole party in interest, both legally and beneficially. Each Non-Managing Member hereby waives, to the fullest extent permitted by law, any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the Manager or any such officer in connection with any such dealing. In no event shall any Person dealing with the Manager or any such officer or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the Manager or any such officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Company by the Manager or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Company and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Company.

ARTICLE VIII
BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 8.1                                    Records and Accounting.  The Manager shall keep or cause to be kept at the principal office of the Company appropriate books and records with respect to the Company’s business, including all books and records necessary to provide to the Non-Managing Members any information required to be provided pursuant to Section 3.4(a). Any books and records maintained by or on behalf of the Company in the regular course of its business, including the record of the Record Holders of Units or other Membership Interests, books of account and records of Company proceedings, may be kept on, or be in the form of, computer disks, hard drives, magnetic tape, photographs, micrographics or any other information storage device; provided, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Company shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP.  The Company shall not be required to keep books maintained on a cash basis and the Manager shall be permitted to calculate cash-based measures, including Operating Surplus, by making such adjustments to its accrual basis books to account non-cash items and other adjustments as the Manager determines to be necessary or appropriate.

Section 8.2                                    Fiscal Year.  The fiscal year of the Company shall be a fiscal year ending March 31.

Section 8.3                                    Reports.

(a)                                 As soon as practicable, but in no event later than 90 days after the close of each fiscal year of the Company, the Manager shall cause to be mailed or made available, by any reasonable means, to each Record Holder of a Unit as of a date selected by the Manager, an annual report containing financial statements of the Company for such fiscal year of the Company, presented in accordance with U.S. GAAP, including a balance sheet and statements of operations, Company equity and cash flows, such statements to be audited by a firm of independent public accountants selected by the Manager.

(b)                                 As soon as practicable, but in no event later than 45 days after the close of each Quarter except the last Quarter of each fiscal year, the Manager shall cause to be mailed or made available, by any reasonable means,  to each Record Holder of a Unit, as of a date selected by the Manager, a report containing unaudited financial statements of the Company and such other information as may be required by applicable law, regulation or rule of any National Securities Exchange on which the Units are listed or admitted to trading, or as the Manager determines to be necessary or appropriate.

(c)                                  The Manager shall be deemed to have made a report available to each Record Holder as required by this Section 8.3 if it has either (i) filed such report with the Commission via its Electronic Data Gathering, Analysis and Retrieval system and such report is publicly available on such system or (ii) made such report available on any publicly available website maintained by the Company.

ARTICLE IX
TAX MATTERS

Section 9.1                                    Tax Returns and Information.  The Company shall timely file all returns of the Company that are required for federal, state and local income tax purposes on the basis of the accrual method and the taxable period or years that it is required by law to adopt, from time to time, as determined by the Manager. The tax information reasonably required by Record Holders for U.S. federal and state income tax reporting purposes with respect to a taxable period shall be furnished to them within 90 days of the close of the calendar year in which the Company’s taxable period ends. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for U.S. federal income tax purposes.

Section 9.2                                    Tax Elections.

(a)                                 The Company shall make the election under Section 754 of the Code in accordance with applicable regulations thereunder, subject to the reservation of the right to seek to revoke any such election upon the Manager’s determination that such revocation is in the best interests of the Non-Managing Members. Notwithstanding any other provision herein contained, for the purposes of computing the adjustments under Section 743(b) of the Code, the Manager shall be authorized (but not required) to adopt a convention whereby the price paid by a transferee of a Membership Interest will be deemed to be the lowest quoted closing price of the Membership Interests on any National Securities Exchange on which such Membership Interests are listed or admitted to trading during the calendar month in which such transfer is deemed to occur pursuant to Section 6.2(f) without regard to the actual price paid by such transferee.

(b)                                 Except as otherwise provided herein, the Manager shall determine whether the Company should make any other elections permitted by the Code.

Section 9.3                                    Tax Controversies.  Subject to the provisions hereof, the Manager is designated as the Tax Matters Partner (as defined in the Code) and is authorized and required to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Company funds for professional services and costs associated therewith. Each Member agrees to cooperate with the Manager and to do or refrain from doing any or all things reasonably required by the Manager to conduct such proceedings.

Section 9.4                                    Withholding Tax Payments.

(a)                                 The Manager may treat taxes paid by the Company on behalf of, all or less than all of the Members, either as a distribution of cash to such Members or as a general expense of the Company, as determined appropriate under the circumstances by the Manager.

(b)                                 Notwithstanding any other provision of this Agreement, the Manager is authorized to take any action that may be required to cause the Company and other Group Members to comply with any withholding requirements established under the Code or any other federal, state or local law including pursuant to Sections 1441, 1442, 1445 and 1446 of the Code and any applicable non-U.S. tax law.  To the extent that the Company is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income or from a distribution to any Member (including by reason of Section 1446 of the Code), the Manager may treat the amount withheld as a distribution of cash pursuant to Section 6.3 in the amount of such withholding from such Member.

ARTICLE X
ADMISSION OF MEMBERS

Section 10.1                             Admission of Non-Managing Members.

(a)                                 A Person shall be admitted as a Non-Managing Member and shall become bound by the terms of this Agreement if such Person purchases or otherwise lawfully acquires any Non-Managing Member Interest and becomes the Record Holder of such Non-Managing Member Interests in accordance with the provisions of Article IV or Article V hereof.  A Person may become a Record Holder of a Non-Managing Member Interest without the consent or approval of any of the Members.  A Person may not become a Non-Managing Member without acquiring a Non-Managing Member Interest and until reflected in the books and records of the Company as the Record Holder of such Non-Managing Member Interest.  The rights and obligations of a Person who is an Ineligible Holder shall be determined in accordance with Section 4.8.

(b)                                 The name and mailing address of each Non-Managing Member shall be listed on the books and records of the Company maintained for such purpose by the Company or the Transfer Agent.  The Manager shall update the books and records of the Company from time to time as necessary to reflect accurately the information therein (or shall cause the Transfer Agent to do so, as applicable).  A Non-Managing Member Interest may be represented by a Certificate, as provided in Section 4.1.

(c)                                  Any transfer of a Non-Managing Member Interest shall not entitle the transferee to share in the profits and losses, to receive distributions, to receive allocations of income, gain, loss, deduction or credit or any similar item or to any other rights to which the transferor was entitled until the transferee becomes a Non-Managing Member pursuant to Section 10.1(a).

Section 10.2                             Admission of Successor Manager.  A successor Manager approved pursuant to Section 11.1 or 11.2 or the transferee of or successor to all of the Managing Member Interest pursuant to Section 4.6 who is proposed to be admitted as a successor Manager shall be admitted to the Company as the Manager, effective immediately prior to the withdrawal or removal of the predecessor or transferring Manager, pursuant to Section 11.1 or 11.2 or the transfer of the Managing Member Interest pursuant to Section 4.6, provided, however, that no such successor shall be admitted to the Company until compliance with the terms of Section 4.6 has occurred and such successor has executed and delivered such other documents or instruments as may be required to effect such admission. Any such successor shall, subject to the terms hereof, carry on the business of the members of the Company Group without dissolution.

Section 10.3                             Amendment of Agreement and Certificate of Formation.  To effect the admission to the Company of any Member, the Manager shall take all steps necessary under the Delaware Act to amend the records of the Company to reflect such admission and, if necessary, to prepare as soon as practicable an amendment to this Agreement and, if required by law, the Manager shall prepare and file an amendment to the Certificate of Formation.

ARTICLE XI
WITHDRAWAL OR REMOVAL OF MEMBERS

Section 11.1                             Withdrawal of the Manager.

(a)                                 The Manager shall be deemed to have withdrawn from the Company upon the occurrence of any one of the following events (each such event herein referred to as an “Event of Withdrawal”);

(i)                                     The Manager voluntarily withdraws from the Company by giving written notice to the other Members;

(ii)                                  The Manager transfers all of its Managing Member Interest pursuant to Section 4.6;

(iii)                               The Manager is removed pursuant to Section 11.2;

(iv)                              The Manager (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition for relief under Chapter 7 of the United States Bankruptcy Code; (C) files a petition or answer seeking for itself a liquidation, dissolution or similar relief (but not a reorganization) under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Manager in a proceeding of the type described in clauses (A) through (C) of this Section 11.1(a)(iv); or (E) seeks, consents to or acquiesces in the appointment of a trustee (but not a debtor-in-possession), receiver or liquidator of the Manager or of all or any substantial part of its properties;

(v)                                 A final and non-appealable order of relief under Chapter 7 of the United States Bankruptcy Code is entered by a court with appropriate jurisdiction pursuant to a voluntary or involuntary petition by or against the Manager; or

(vi)                              (A) in the event the Manager is a corporation, a certificate of dissolution or its equivalent is filed for the Manager, or 90 days expire after the date of notice to the Manager of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation; (B) in the event the Manager is a limited liability company or a partnership, the dissolution and commencement of winding up of the Manager; (C) in the event the Manager is acting in such capacity by virtue of being a trustee of a trust, the termination of the trust; (D) in the event the Manager is a natural person, his death or adjudication of incompetency; and (E) otherwise in the event of the termination of the Manager.

If an Event of Withdrawal specified in Section 11.1(a)(iv), (v) or (vi)(A), (B), (C) or (E) occurs, the withdrawing Manager shall give notice to the Non-Managing Members within 30 days after such occurrence. The Members hereby agree that only the Events of Withdrawal described in this Section 11.1 shall result in the withdrawal of the Manager from the Company.

(b)                                 Withdrawal of the Manager from the Company upon the occurrence of an Event of Withdrawal shall not constitute a breach of this Agreement under the following circumstances: (i) at any time during the period beginning on the Closing Date and ending at 11:59 pm, prevailing Mountain Time, on March 31, 2020, the Manager voluntarily withdraws by giving at least 90 days’ advance notice of its intention to withdraw to the Non-Managing Members; provided, that prior to the effective date of such withdrawal, the withdrawal is approved by Unitholders holding at least a majority of the Outstanding Common Units (excluding Common Units held by the Manager and its Affiliates) and the Manager delivers to the Company an Opinion of Counsel (“Withdrawal Opinion of Counsel”) that such withdrawal (following the selection of the successor Manager) would not result in the loss of the limited liability under the Delaware Act of any Non-Managing Member or cause any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not already so treated or taxed); (ii) at any time after 11:59 pm, prevailing Mountain Time, on March 31, 2020, the Manager voluntarily withdraws by giving at least 90 days’ advance notice to the Unitholders, such withdrawal to take effect on the date specified in such notice; (iii) at any time that the Manager ceases to be the Manager pursuant to Section 11.1(a)(ii) or is removed pursuant to Section 11.2; or (iv) notwithstanding clause (i) of this sentence, at any time that the Manager voluntarily withdraws by giving at least 90 days’ advance notice of its intention to withdraw to the Non-Managing Members, such withdrawal to take effect on the date specified in the notice, if at the time such notice is given one Person and its Affiliates (other than the Manager and its Affiliates) own beneficially or of record or control at least 50% of the Outstanding Units. The withdrawal of the Manager from the Company upon the occurrence of an Event of Withdrawal shall also constitute the withdrawal of the Manager as managing member or general partner, if any, to the extent applicable, of the other Group Members. If the Manager gives a notice of withdrawal pursuant to Section 11.1(a)(i), the holders of a Unit Majority, may, prior to the effective date of such withdrawal, elect a successor Manager. The Person so elected as successor Manager shall automatically become the successor managing member or general partner, to the extent applicable, of the other Group Members of which the Manager is a managing member or a general partner. If, prior to the effective date of the Manager’s withdrawal, a successor is not selected by the Unitholders as provided herein or the Company does not receive a Withdrawal Opinion of Counsel, the Company shall be dissolved in accordance with Section 12.1 unless the business of the Company is continued pursuant to Section 12.2. Any successor Manager elected in accordance with the terms of this Section 11.1 shall be subject to the provisions of Section 10.2.

Section 11.2                             Removal of the Manager.  The Manager may be removed if such removal is approved by the Unitholders and holders of Incentive Distribution Rights holding at least 66 2/3% of the combined Outstanding Units (including Units held by the Manager and its Affiliates) and Notional Subordinated Units voting as a single class. Any such action by such holders for removal of the Manager must also provide for the election of a successor Manager by the Unitholders and holders of Incentive Distribution Rights holding a majority of the combined Outstanding Units (including Units held by the Manager and its Affiliates) and the Notional Subordinated Units voting as a single class. Such removal shall be effective immediately following the admission of a successor Manager pursuant to Section 10.2. The removal of the Manager shall also automatically constitute the removal of the Manager as managing member or general partner, to the extent applicable, of the other Group Members of which the Manager is a managing member or a general partner. If a Person is elected as a successor Manager in accordance with the terms of this Section 11.2, such Person shall, upon admission pursuant to Section 10.2, automatically become a successor managing member or general partner, to the extent applicable, of the other Group Members of which the Manager is a managing member or a general partner. The right of the holders of Outstanding Units to remove the Manager shall not exist or be exercised unless the Company has received an opinion opining as to the matters covered by a Withdrawal Opinion of Counsel. Any successor Manager elected in accordance with the terms of this Section 11.2 shall be subject to the provisions of Section 10.2.

Section 11.3                             Interest of Departing Manager and Successor Manager.

(a)                                 In the event of (i) withdrawal of the Manager under circumstances where such withdrawal does not violate this Agreement or (ii) removal of the Manager by the holders of Outstanding Units under circumstances where Cause does not exist, if the successor Manager is elected in accordance with the terms of Section 11.1 or 11.2, the Departing Manager shall have the option, exercisable prior to the effective date of the withdrawal or removal of such Departing Manager, to require its successor to purchase its Managing Member Interest and its or its Affiliates’ managing member interest (or equivalent interest), if any, in the other Group Members and all of the Incentive Distribution Rights held by it or its Affiliates (collectively, the “Combined Interest”) in exchange for an amount in cash equal to the fair market value of such Combined Interest, such amount to be determined and payable as of the effective date of its withdrawal or removal. If the Manager is removed by the Unitholders under circumstances where Cause exists or if the Manager withdraws under circumstances where such withdrawal violates this Agreement, and if a successor Manager is elected in accordance with the terms of

Section 11.1 or 11.2 (or if the business of the Company is continued pursuant to Section 12.2 and the successor Manager is not the former Manager), such successor shall have the option, exercisable prior to the effective date of the withdrawal or removal of such Departing Manager (or, in the event the business of the Company is continued, prior to the date the business of the Company is continued), to purchase the Combined Interest for such fair market value of such Combined Interest. In either event, the Departing Manager shall be entitled to receive all reimbursements due such Departing Manager pursuant to Section 7.6, including any employee related liabilities (including severance liabilities), incurred in connection with the termination of any employees employed by the Departing Manager or its Affiliates (other than any Group Member)for the benefit of the Company or the other Group Members.

For purposes of this Section 11.3(a), the fair market value of the Combined Interest shall be determined by agreement between the Departing Manager and its successor or, failing agreement within 30 days after the effective date of such Departing Manager’s withdrawal or removal, by an independent investment banking firm or other independent expert selected by the Departing Manager and its successor, which, in turn, may rely on other experts, and the determination of which shall be conclusive as to such matter. If such parties cannot agree upon one independent investment banking firm or other independent expert within 45 days after the effective date of such withdrawal or removal, then the Departing Manager shall designate an independent investment banking firm or other independent expert, the Departing Manager’s successor shall designate an independent investment banking firm or other independent expert, and such firms or experts shall mutually select a third independent investment banking firm or independent expert, which third independent investment banking firm or other independent expert shall determine the fair market value of the Combined Interest. In making its determination, such third independent investment banking firm or other independent expert may consider the then current trading price of Units on any National Securities Exchange on which Units are then listed or admitted to trading, the value of the Company’s assets, the rights and obligations of the Departing Manager and other factors it may deem relevant.

(b)                                 If the Combined Interest is not purchased in the manner set forth in Section 11.3(a), the Departing Manager (or its transferee) shall become a Non-Managing Member and the Combined Interest shall be converted into Common Units pursuant to a valuation made by an investment banking firm or other independent expert selected pursuant to Section 11.3(a), without reduction in such Membership Interest (but subject to proportionate dilution by reason of the admission of its successor). Any successor Manager shall indemnify the Departing Manager (or its transferee) as to all debts and liabilities of the Company arising on or after the date on which the Departing Manager (or its transferee) becomes a Non-Managing Member. For purposes of this Agreement, conversion of the Combined Interest to Common Units will be characterized as if the Departing Manager (or its transferee) contributed the Combined Interest to the Company in exchange for the newly issued Common Units.

(c)                                  If a successor Manager is elected in accordance with the terms of Section 11.1 or 11.2 (or if the business of the Company is continued pursuant to Section 12.2 and the successor Manager is not the former Manager) and the option described in Section 11.3(a) is not exercised by the party entitled to do so, the successor Manager shall, at the effective date of its admission to the Company, contribute to the Company cash in the amount equal to the product of (i) the quotient obtained by dividing (A) the Percentage Interest of the Departing Manager by (B) a

percentage equal to 100% less the Percentage Interest of the Managing Member Interest of the Departing Manager and (ii) the Net Agreed Value of the Company’s assets on such date. In such event, such successor Manager shall, subject to the following sentence, be entitled to its Percentage Interest of all Company allocations and distributions to which the Departing Manager was entitled. In addition, the successor Manager shall cause this Agreement to be amended to reflect that, from and after the date of such successor Manager’s admission, the successor Manager’s interest in all Company distributions and allocations shall be its Percentage Interest.

Section 11.4                             Extinguishment of Cumulative Common Unit Arrearages.  Notwithstanding any provision of this Agreement, if the Manager is removed as managing member of the Company under circumstances where Cause does not exist, all Cumulative Common Unit Arrearages on the Common Units will be extinguished.

Section 11.5                             Withdrawal of Non-Managing Members.  No Non-Managing Member shall have any right to withdraw from the Company; provided, however, that when a transferee of a Non-Managing Member’s Non-Managing Member Interest becomes a Record Holder of the Non-Managing Member Interest so transferred, such transferring Non-Managing Member shall cease to be a Non-Managing Member with respect to the Non-Managing Member Interest so transferred.

ARTICLE XII
DISSOLUTION AND LIQUIDATION

Section 12.1                             Dissolution.  The Company shall not be dissolved by the admission of additional Non-Managing Members or by the admission of a successor Manager in accordance with the terms of this Agreement. Upon the removal or withdrawal of the Manager, if a successor Manager is elected pursuant to Section 11.1, 11.2 or 12.2, the Company shall not be dissolved and such successor Manager shall continue the business of the Company. The Company shall dissolve, and (subject to Section 12.2) its affairs shall be wound up, upon:

(a)                                 an Event of Withdrawal of the Manager as provided in Section 11.1(a) (other than Section 11.1(a)(ii)), unless a successor is elected and such successor is admitted to the Company pursuant to this Agreement;

(b)                                 an election to dissolve the Company by the Manager that is approved by the holders of a Unit Majority;

(c)                                  the entry of a decree of judicial dissolution of the Company pursuant to the provisions of the Delaware Act; or

(d)                                 at any time there are no Members, unless the Company is continued without dissolution in accordance with the Delaware Act.

Section 12.2                             Continuation of the Business of the Company After Dissolution.  Upon (a) an Event of Withdrawal caused by the withdrawal or removal of the Manager as provided in Sections 11.1(a)(i) or 11.1(a)(iii) and the failure of the Members to select a successor to such Departing Manager pursuant to Sections 11.1 or 11.2, then within 90 days thereafter, or (b) an event constituting an Event of Withdrawal as defined in Sections 11.1(a)(iv), (v) or (vi), then, to the maximum extent permitted by law, within 180 days thereafter, the holders of a Unit Majority may elect to continue the business of the Company on the same terms and conditions set forth in this Agreement by appointing as the successor Manager a Person approved by the holders of a Unit Majority. Unless such an election is made within the applicable time period as set forth above, the Company shall conduct only activities necessary to wind up its affairs. If such an election is so made, then:

(i)                                     the Company shall continue without dissolution unless earlier dissolved in accordance with this Article XII;

(ii)                                  if the successor Manager is not the former Manager, then the interest of the former Manager shall be treated in the manner provided in Section 11.3; and

(iii)                               the successor Manager shall be admitted to the Company as Manager, effective as of the Event of Withdrawal, by agreeing in writing to be bound by this Agreement;

provided, that the right of the holders of a Unit Majority to approve a successor Manager and to continue the business of the Company shall not exist and may not be exercised unless the Company has received an Opinion of Counsel that (x) the exercise of the right would not result in the loss of the limited liability under the Delaware Act of any Member and (y) neither the Company nor any Group Member would be treated as an association taxable as a corporation or otherwise be taxable as an entity for U.S. federal income tax purposes upon the exercise of such right to continue (to the extent not already so treated or taxed).

Section 12.3                             Liquidator.  Upon dissolution of the Company, unless the business of the Company is continued pursuant to Section 12.2, the Manager shall select one or more Persons to act as Liquidator. The Liquidator (if other than the Manager) shall be entitled to receive such compensation for its services as may be approved by holders of at least a majority of the Outstanding Common Units. The Liquidator (if other than the Manager) shall agree not to resign at any time without 15 days’ prior notice and may be removed at any time, with or without cause, by notice of removal approved by holders of at least a majority of the Outstanding Common Units. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by holders of at least a majority of the Outstanding Common Units. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article XII, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the Manager under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in Section 7.3(a)) necessary or appropriate to carry out the duties and functions of the Liquidator hereunder for and during the period of time required to complete the winding up and liquidation of the Company as provided for herein.

Section 12.4                             Liquidation.  The Liquidator shall proceed to dispose of the assets of the Company, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as determined by the Liquidator, subject to Section 17-804 of the Delaware Act and the following:

(a)                                 The assets may be disposed of by public or private sale or by distribution in kind to one or more Members on such terms as the Liquidator and such Member or Members may agree. If any property is distributed in kind, the Member receiving the property shall be deemed for purposes of Section 12.4(c) to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other Members. The Liquidator may defer liquidation or distribution of the Company’s assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Company’s assets would be impractical or would cause undue loss to the Members. The Liquidator may distribute the Company’s assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Members.

(b)                                 Liabilities of the Company include amounts owed to the Liquidator as compensation for serving in such capacity (subject to the terms of Section 12.3) and amounts to Members otherwise than in respect of their distribution rights under Article VI. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be distributed as additional liquidation proceeds.

(c)                                  All property and all cash in excess of that required to discharge liabilities as provided in Section 12.4(b) shall be distributed to the Members in accordance with, and to the extent of, the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments (other than those made by reason of distributions pursuant to this Section 12.4(c)) for the taxable period of the Company during which the liquidation of the Company occurs (with such date of occurrence being determined pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(g)), and such distribution shall be made by the end of such taxable period (or, if later, within 90 days after said date of such occurrence).

Section 12.5                             Cancellation of Certificate of Formation.  Upon the completion of the distribution of Company cash and property as provided in Section 12.4 in connection with the liquidation of the Company, the Company shall be terminated and the Certificate of Formation and all qualifications of the Company as a foreign limited liability company in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Company shall be taken.

Section 12.6                             Return of Contributions.  The Manager shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Company to enable it to effectuate, the return of the Capital Contributions of the Non-Managing Members or Unitholders, or any portion thereof, it being expressly understood that any such return shall be made solely from Company assets.

Section 12.7                             Waiver of Partition.  To the maximum extent permitted by law, each Member hereby waives any right to partition of the Company property.

Section 12.8                             Capital Account Restoration.  No Member shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Company.

ARTICLE XIII
AMENDMENT OF OPERATING AGREEMENT; MEETINGS; RECORD DATE

Section 13.1                             Amendments to be Adopted Solely by the Manager.  Each Member agrees that the Manager, without the approval of any Member, may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

(a)                                 a change in the name of the Company, the location of the principal place of business of the Company, the registered agent of the Company or the registered office of the Company;

(b)                                 admission, substitution, withdrawal or removal of Members in accordance with this Agreement;

(c)                                  a change that the Manager determines to be necessary or appropriate to qualify or continue the qualification of the Company as a limited liability company or other entity in which the Non-Managing Members have limited liability under the laws of any state or to ensure that the Group Members will not be treated as associations taxable as corporations or otherwise taxed as entities for U.S. federal income tax purposes;

(d)                                 a change that the Manager determines (i) does not adversely affect the Non-Managing Members (including any particular class of Membership Interests as compared to other classes of Membership Interests) in any material respect, (ii) to be necessary or appropriate to (A) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act) or (B) facilitate the trading of the Units (including the division of any class or classes of Outstanding Units into different classes to facilitate uniformity of tax consequences within such classes of Units) or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are or will be listed or admitted to trading, (iii) to be necessary or appropriate in connection with action taken by the Manager pursuant to Section 5.9 or (iv) is required to effect the intent expressed in the Registration Statement or the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;

(e)                                  a change in the fiscal year or taxable period of the Company and any other changes that the Manager determines to be necessary or appropriate as a result of a change in the fiscal year or taxable period of the Company including, if the Manager shall so determine, a change in the definition of “Quarter” and the dates on which distributions are to be made by the Company;

(f)                                   an amendment that is necessary, in the Opinion of Counsel, to prevent the Company, or the Manager or its directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

(g)                                  an amendment that the Manager determines to be necessary or appropriate in connection with the creation, authorization or issuance of any class or series of Membership Interests or any options, rights, warrants and appreciation rights relating to an equity interest in the Company pursuant to Section 5.6;

(h)                                 any amendment expressly permitted in this Agreement to be made by the Manager acting alone;

(i)                                     an amendment effected, necessitated or contemplated by a Merger Agreement approved in accordance with Section 14.3;

(j)                                    an amendment that the Manager determines to be necessary or appropriate to reflect and account for the formation by the Company of, or investment by the Company in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Company of activities permitted by the terms of Section 2.4;

(k)                                 a merger or conveyance pursuant to Section 14.3(d); or

(l)                                     any other amendments substantially similar to the foregoing.

Section 13.2                             Amendment Procedures.  Amendments to this Agreement may be proposed only by the Manager.  To the fullest extent permitted by law, the Manager shall have no duty or obligation to propose or approve any amendment to this Agreement and may decline to do so in its sole discretion and, in declining to propose or approve an amendment, to the fullest extent permitted by law shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity.  An amendment shall be effective upon its approval by the Manager and, except as otherwise provided by Section 13.1 or 13.3, the holders of a Unit Majority, unless a greater or different percentage is required under this Agreement or by Delaware law. Each proposed amendment that requires the approval of the holders of a specified percentage of Outstanding Units shall be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, the Manager shall seek the written approval of the requisite percentage of Outstanding Units or call a meeting of the Unitholders to consider and vote on such proposed amendment. The Manager shall notify all Record Holders upon final adoption of any amendments.  The Manager shall be deemed to have notified all Record Holders as required by this Section 13.2 if it has either (i) filed such amendment with the Commission via its Electronic Data Gathering, Analysis and Retrieval system and such amendment is publicly available on such system or (ii) made such amendment available on any publicly available website maintained by the Company.

Section 13.3                             Amendment Requirements.

(a)                                 Notwithstanding the provisions of Section 13.1 and 13.2, no provision of this Agreement that establishes a percentage of Outstanding Units (including Units deemed owned by the Manager) required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of (i) in the case of any provision of this Agreement other than Section 11.2 or Section 13.4, reducing such percentage or (ii) in the case of Section 11.2 or Section 13.4, increasing such percentage, unless such amendment is approved by the written consent or the affirmative vote of holders of Outstanding Units whose aggregate Outstanding Units constitute not less than the voting requirement sought to be reduced or increased, as applicable.

(b)                                 Notwithstanding the provisions of Sections 13.1 and 13.2, no amendment to this Agreement may (i) enlarge the obligations of any Non-Managing Member without its consent, unless such shall be deemed to have occurred as a result of an amendment approved pursuant to Section 13.3(c) or (ii) enlarge the obligations of, restrict, change or modify in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to, the Manager or any of its Affiliates without its consent, which consent may be given or withheld in its sole discretion.

(c)                                  Except as provided in Section 14.3 or Section 13.1, any amendment that would have a material adverse effect on the rights or preferences of any class of Membership Interests in relation to other classes of Membership Interests must be approved by the holders of not less than a majority of the Outstanding Membership Interests of the class affected.  If the Manager determines an amendment does not satisfy the requirements of Section 13.1(d)(i) because it adversely affects one or more classes of Membership Interests, as compared to other classes of Membership Interests, in any material respect, such amendment shall only be required to be approved by the adversely affected class or classes.

(d)                                 Notwithstanding any other provision of this Agreement, except for amendments pursuant to Section 13.1 and except as otherwise provided by Section 14.3(b), no amendments shall become effective without the approval of the holders of at least 90% of the Outstanding Units voting as a single class unless the Company obtains an Opinion of Counsel to the effect that such amendment will not affect the limited liability of any Non-Managing Member under applicable limited liability company law of the state under whose laws the Company is organized.

(e)                                  Except as provided in Section 13.1, this Section 13.3 shall only be amended with the approval of the holders of at least 90% of the Outstanding Units.

Section 13.4                             Special Meetings.  All acts of Non-Managing Members to be taken pursuant to this Agreement shall be taken in the manner provided in this Article XIII. Special meetings of the Non-Managing Members may be called by the Manager or by Non-Managing Members owning 20% or more of the Outstanding Units of the class or classes for which a meeting is proposed. Non-Managing Members shall call a special meeting by delivering to the Manager one or more requests in writing stating that the signing Non-Managing Members wish to call a special meeting and indicating the general or specific purposes for which the special meeting is to be called. Within 60 days after receipt of such a call from Non-Managing Members or within such greater time as may be reasonably necessary for the Company to comply with any statutes, rules, regulations, listing agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the Manager shall send a notice of the meeting to the Non-Managing Members either directly or indirectly through the Transfer Agent. A meeting shall be held at a time and place determined by the Manager on a date not less than 10 days nor more than 60 days after the mailing of notice of the meeting. Non-Managing Members shall not vote on matters that would cause the Non-Managing Members to be deemed to be taking part in the management and control of the business and affairs of the Company so as to jeopardize the Non-Managing Members’ limited liability under the Delaware Act or the law of any other state in which the Company is qualified to do business.

Section 13.5                             Notice of a Meeting.  Notice of a meeting called pursuant to Section 13.4 shall be given to the Record Holders of the class or classes of Units for which a meeting is proposed in writing by mail or other means of written communication in accordance with Section 16.1. The notice shall be deemed to have been given at the time when deposited in the mail or sent by other means of written communication.

Section 13.6                             Record Date.  For purposes of determining the Non-Managing Members entitled to notice of or to vote at a meeting of the Non-Managing Members or to give approvals without a meeting as provided in Section 13.11 the Manager may set a Record Date, which shall not be less than 10 nor more than 60 days before (a) the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed or admitted to trading or U.S. federal securities laws, in which case the rule, regulation, guideline or requirement of such National Securities Exchange or U.S. federal securities laws shall govern) or (b) in the event that approvals are sought without a meeting, the date by which Non-Managing Members are requested in writing by the Manager to give such approvals.  If the Manager does not set a Record Date, then (a) the Record Date for determining the Non-Managing Members entitled to notice of or to vote at a meeting of the Non-Managing Members shall be the close of business on the day next preceding the day on which notice is given, and (b) the Record Date for determining the Non-Managing Members entitled to give approvals without a meeting shall be the date the first written approval is deposited with the Company in care of the Manager in accordance with Section 13.11.

Section 13.7                             Adjournment.  When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days. At the adjourned meeting, the Company may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XIII.

Section 13.8                             Waiver of Notice; Approval of Meeting; Approval of Minutes.  The transactions of any meeting of Non-Managing Members, however called and noticed, and whenever held, shall be as valid as if it had occurred at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy.  Attendance of a Non-Managing Member at a meeting shall constitute a waiver of notice of the meeting, except (i) when the Non-

Managing Member attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened and (ii) that attendance at a meeting is not a waiver of any right to disapprove the consideration of matters required to be included in the notice of the meeting, but not so included, if the disapproval is expressly made at the meeting.

Section 13.9                             Quorum and Voting.  The holders of a majority of the Outstanding Units of the class or classes for which a meeting has been called (including Outstanding Units deemed owned by the Manager) represented in person or by proxy shall constitute a quorum at a meeting of Non-Managing Members of such class or classes unless any such action by the Non-Managing Members requires approval by holders of a greater percentage of such Units, in which case the quorum shall be such greater percentage. At any meeting of the Non-Managing Members duly called and held in accordance with this Agreement at which a quorum is present, the act of Non-Managing Members holding Outstanding Units that in the aggregate represent a majority of the Outstanding Units entitled to vote and be present in person or by proxy at such meeting shall be deemed to constitute the act of all Non-Managing Members, unless a greater or different percentage is required with respect to such action under the provisions of this Agreement, in which case the act of the Non-Managing Members holding Outstanding Units that in the aggregate represent at least such greater or different percentage shall be required. The Non-Managing Members present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Non-Managing Members to leave less than a quorum, if any action taken (other than adjournment) is approved by the required percentage of Outstanding Units specified in this Agreement (including Outstanding Units deemed owned by the Manager). In the absence of a quorum any meeting of Non-Managing Members may be adjourned from time to time by the affirmative vote of holders of at least a majority of the Outstanding Units entitled to vote at such meeting (including Outstanding Units deemed owned by the Manager) represented either in person or by proxy, but no other business may be transacted, except as provided in Section 13.7.

Section 13.10                      Conduct of a Meeting.  The Manager shall have full power and authority concerning the manner of conducting any meeting of the Non-Managing Members or solicitation of approvals in writing, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of Section 13.4, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The Manager shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Company maintained by the Manager. The Manager may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Non-Managing Members or solicitation of approvals in writing, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the revocation of approvals in writing.

Section 13.11                      Action Without a Meeting.  If authorized by the Manager, any action that may be taken at a meeting of the Non-Managing Members may be taken without a meeting, without a vote and without prior notice, if an approval in writing setting forth the action so taken is signed by Non-Managing Members owning not less than the minimum percentage of the Outstanding Units (including Units deemed owned by the Manager) that would be necessary to authorize or take such action at a meeting at which all the Non-Managing Members were present and voted (unless such provision conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed or admitted to trading, in which case the rule, regulation, guideline or requirement of such National Securities Exchange shall govern). Prompt notice of the taking of action without a meeting shall be given to the Non-Managing Members who have not approved in writing. The Manager may specify that any written ballot submitted to Non-Managing Members for the purpose of taking any action without a meeting shall be returned to the Company within the time period, which shall be not less than 20 days, specified by the Manager. If a ballot returned to the Company does not vote all of the Units held by the Non-Managing Members, the Company shall be deemed to have failed to receive a ballot for the Units that were not voted. If approval of the taking of any action by the Non-Managing Members is solicited by any Person other than by or on behalf of the Manager, the written approvals shall have no force and effect unless and until (a) they are deposited with the Company in care of the Manager, (b) approvals sufficient to take the action proposed are dated as of a date not more than 90 days prior to the date sufficient approvals are deposited with the Company and (c) an Opinion of Counsel is delivered to the Manager to the effect that the exercise of such right and the action proposed to be taken with respect to any particular matter (i) will not cause the Non-Managing Members to be deemed to be taking part in the management and control of the business and affairs of the Company so as to jeopardize the Non-Managing Members’ limited liability, and (ii) is otherwise permissible under the state statutes then governing the rights, duties and liabilities of the Company and the Members.  Nothing contained in this Section 13.11 shall be deemed to require the Manager to solicit all holders of Units in connection with a matter approved by the requisite percentage of Units or other holders of Outstanding Units acting by written consent without a meeting.

Section 13.12                      Right to Vote and Related Matters.

(a)                                 Only those Record Holders of the Units on the Record Date set pursuant to Section 13.6 (and also subject to the limitations contained in the definition of “Outstanding”) shall be entitled to notice of, and to vote at, a meeting of Non-Managing Members or to act with respect to matters as to which the holders of the Outstanding Units have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Units shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Units.

(b)                                 With respect to Units that are held for a Person’s account by another Person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such Units are registered, such other Person shall, in exercising the voting rights in respect of such Units on any matter, and unless the arrangement between such Persons provides otherwise, vote such Units in favor of, and at the direction of, the Person who is the beneficial owner, and the Company shall be entitled to assume it is so acting without further inquiry. The provisions of this Section 13.12(b) (as well as all other provisions of this Agreement) are subject to the provisions of Section 4.3.

Section 13.13                      Voting of Incentive Distribution Rights.

(a)                                 For so long as a majority of the Incentive Distribution Rights are held by the Manager and its Affiliates, the holders of the Incentive Distribution Rights shall not be entitled to vote such Incentive Distribution Rights on any Company matter except as may otherwise be required by Section 11.2 or law and the holders of the Incentive Distribution Rights, in their capacity as such, shall be deemed to have otherwise approved any matter approved by the Manager.

(b)                                 If less than a majority of the Incentive Distribution Rights are held by the Manager and its Affiliates, the Incentive Distribution Rights will be entitled to vote on all matters submitted to a vote of Unitholders, other than amendments and other matters that the Manager determines do not adversely affect the holders of the Incentive Distribution Rights in any material respect.  On any matter in which the holders of Incentive Distribution Rights are entitled to vote, such holders will vote together with the Common Units as a single class except as otherwise required by Sections 11.2 or 13.3(c).  The relative voting power of the Incentive Distribution Rights and the Common Units, as applicable, will be set in the same proportion as cumulative cash distributions, if any, in respect of the Incentive Distribution Rights for the four consecutive Quarters prior to the record date for the vote bears to the cumulative cash distributions in respect of such class of Units for such four Quarters.

(c)                                  In connection with any equity financing, or anticipated equity financing, by the Company of an Expansion Capital Expenditure, the Manager may, without the approval of the holders of the Incentive Distribution Rights, temporarily or permanently reduce the amount of Incentive Distributions that would otherwise be distributed to such holders, provided that in the judgment of the Manager, such reduction will be in the long-term best interest of such holders.

ARTICLE XIV
MERGER

Section 14.1                             Authority.  The Company may merge or consolidate with or into one or more corporations, limited liability companies, business trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a general partnership or limited partnership, formed under the laws of the State of Delaware or any other state of the United States of America, pursuant to a written agreement of merger or consolidation (“Merger Agreement”) in accordance with this Article XIV.

Section 14.2                             Procedure for Merger or Consolidation.

(a)                                 Merger or consolidation of the Company pursuant to this Article XIV requires the prior consent of the Manager, provided, however, that, to the fullest extent permitted by law, the Manager shall have no duty or obligation to consent to any merger or consolidation of the Company and may decline to do so free of any fiduciary duty or obligation whatsoever to the Company or any Non-Managing Member and, in declining to consent to a merger or consolidation, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity.

(b)                                 If the Manager shall determine to consent to the merger or consolidation, the Manager shall approve the Merger Agreement, which shall set forth:

(i)                                     the names and jurisdictions of formation or organization of each of the business entities proposing to merge or consolidate;

(ii)                                  the name and jurisdiction of formation or organization of the business entity that is to survive the proposed merger or consolidation (the “Surviving Business Entity”);

(iii)                               the terms and conditions of the proposed merger or consolidation;

(iv)                              the manner and basis of exchanging or converting the equity interests of each constituent business entity for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity; and (i) if any general or limited partner interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity, the cash, property or general or limited partner interests, rights, securities or obligations of any limited partnership, corporation, trust or other entity (other than the Surviving Business Entity) which the holders of such general or limited partner interests, securities or rights are to receive in exchange for, or upon conversion of their general or limited partner interests, securities or rights, and (ii) in the case of equity interests represented by certificates, upon the surrender of such certificates, which cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

(v)                                 a statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or operating agreement or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;

(vi)                              the effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 14.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided, that if the effective time of the merger is to be later than the date of the filing of the certificate of merger, the effective time shall be fixed no later than the time of the filing of the certificate of merger and stated therein); and

(vii)                           such other provisions with respect to the proposed merger or consolidation that the Manager determines to be necessary or appropriate.

Section 14.3                             Approval by Non-Managing Members of Merger or Consolidation.

(a)                                 Except as provided in Section 14.3(d) or 14.3(e), the Manager, upon its approval of the Merger Agreement, shall direct that the Merger Agreement be submitted to a vote of Non-

Managing Members, whether at a special meeting or by written consent, in either case in accordance with the requirements of Article XIII. A copy or a summary of the Merger Agreement shall be included in or enclosed with the notice of a special meeting or the written consent.

(b)                                 Except as provided in Section 14.3(d) or 14.3(e), the Merger Agreement shall be approved upon receiving the affirmative vote or consent of the holders of a Unit Majority unless the Merger Agreement contains any provision that, if contained in an amendment to this Agreement, the provisions of this Agreement or the Delaware Act would require for its approval the vote or consent of a greater percentage of the Outstanding Units or of any class of Non-Managing Members, in which case such greater percentage vote or consent shall be required for approval of the Merger Agreement.

(c)                                  Except as provided in Sections 14.3(d) and 14.3(e), after such approval by vote or consent of the Non-Managing Members, and at any time prior to the filing of the certificate of merger pursuant to Section 14.4, the merger or consolidation may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement.

(d)                                 Notwithstanding anything else contained in this Article XIV or in this Agreement, the Manager is permitted, without Non-Managing Member approval, to convert the Company or any Group Member into a new limited liability entity, to merge the Company or any Group Member into, or convey all of the Company’s assets to, another limited liability entity that shall be newly formed and shall have no assets, liabilities or operations at the time of such conversion, merger or conveyance other than those it receives from the Company or other Group Member if (i) the Manager has received an Opinion of Counsel that the conversion, merger or conveyance, as the case may be, would not result in the loss of the limited liability of any Non-Managing Member under the Delaware Act or cause the Company or any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not already treated as such), (ii) the sole purpose of such conversion, merger or conveyance is to effect a mere change in the legal form of the Company into another limited liability entity and (iii) the governing instruments of the new entity provide the Non-Managing Members and the Manager with the same rights and obligations as are herein contained.

(e)                                  Additionally, notwithstanding anything else contained in this Article XIV or in this Agreement, the Manager is permitted, without Non-Managing Member approval, to merge or consolidate the Company with or into another entity if (A) the Manager has received an Opinion of Counsel that the merger or consolidation, as the case may be, would not result in the loss of the limited liability under the Delaware Act of any Non-Managing Member or cause the Company to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not already treated as such), (B) the merger or consolidation would not result in an amendment to this Agreement, other than any amendments that could be adopted pursuant to Section 13.1, (C) the Company is the Surviving Business Entity in such merger or consolidation, (D) each Unit outstanding immediately prior to the effective date of the merger or consolidation is to be an identical Unit of the Company after the effective date of the merger or consolidation, and (E) the number of Membership Interests to be issued by the Company in such merger or consolidation does not exceed 20% of the

Membership Interests (other than Incentive Distribution Rights) Outstanding immediately prior to the effective date of such merger or consolidation.

Section 14.4                             Certificate of Merger.  Upon the required approval by the Manager and the Unitholders of a Merger Agreement, a certificate of merger shall be executed and filed with the Secretary of State of the State of Delaware in conformity with the requirements of the Delaware Act.

Section 14.5                             Amendment of Operating Agreement.  Pursuant to Section 17-211(g) of the Delaware Act, an agreement of merger or consolidation approved in accordance with this Article XIV may (a) effect any amendment to this Agreement or (b) effect the adoption of a new operating agreement for the Company if it is the Surviving Business Entity.  Any such amendment or adoption made pursuant to this Section 14.5 shall be effective at the effective time or date of the merger or consolidation.

Section 14.6                             Effect of Merger.

(a)                                 At the effective time of the certificate of merger:

(i)                                     all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities, shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;

(ii)                                  the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

(iii)                               all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and

(iv)                              all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

(b)                                 A merger or consolidation effected pursuant to this Article shall not be deemed to result in a transfer or assignment of assets or liabilities from one entity to another.

ARTICLE XV
RIGHT TO ACQUIRE NON-MANAGING MEMBERSHIP INTERESTS

Section 15.1                             Right to Acquire Non-Managing Member Interests.

(a)                                 Notwithstanding any other provision of this Agreement, if at any time the Manager and its Affiliates hold more than 80% of the total Non-Managing Member Interests of any class then Outstanding, the Manager shall then have the right, which right it may assign and transfer in whole or in part to the Company or any Affiliate of the Manager, exercisable in its sole discretion, to purchase all, but not less than all, of such Non-Managing Member Interests of such class then Outstanding held by Persons other than the Manager and its Affiliates, at the greater of (x) the Current Market Price as of the date three days prior to the date that the notice described in Section 15.1(b) is mailed and (y) the highest price paid by the Manager or any of its Affiliates for any such Non-Managing Member Interest of such class purchased during the 90-day period preceding the date that the notice described in Section 15.1(b) is mailed.

(b)                                 If the Manager, any Affiliate of the Manager or the Company elects to exercise the right to purchase Non-Managing Member Interests granted pursuant to Section 15.1(a), the Manager shall deliver to the Transfer Agent notice of such election to purchase (the “Notice of Election to Purchase”) and shall cause the Transfer Agent to mail a copy of such Notice of Election to Purchase to the Record Holders of Non-Managing Member Interests of such class (as of a Record Date selected by the Manager) at least 10, but not more than 60, days prior to the Purchase Date. Such Notice of Election to Purchase shall also be published for a period of at least three consecutive days in at least two daily newspapers of general circulation printed in the English language and circulated in the Borough of Manhattan, New York. The Notice of Election to Purchase shall specify the Purchase Date and the price (determined in accordance with Section 15.1(a)) at which Non-Managing Member Interests will be purchased and state that the Manager, its Affiliate or the Company, as the case may be, elects to purchase such Non-Managing Member Interests, upon surrender of Certificates representing such Non-Managing Member Interests in the case of Non-Managing Member Interests evidenced by Certificates, in exchange for payment, at such office or offices of the Transfer Agent as the Transfer Agent may specify, or as may be required by any National Securities Exchange on which such Non-Managing Member Interests are listed or admitted to trading. Any such Notice of Election to Purchase mailed to a Record Holder of Non-Managing Member Interests at his address as reflected in the records of the Transfer Agent shall be conclusively presumed to have been given regardless of whether the owner receives such notice. On or prior to the Purchase Date, the Manager, its Affiliate or the Company, as the case may be, shall deposit with the Transfer Agent cash in an amount sufficient to pay the aggregate purchase price of all of such Non-Managing Member Interests to be purchased in accordance with this Section 15.1. If the Notice of Election to Purchase shall have been duly given as aforesaid at least 10 days prior to the Purchase Date, and if on or prior to the Purchase Date the deposit described in the preceding sentence has been made for the benefit of the holders of Non-Managing Member Interests subject to purchase as provided herein, then from and after the Purchase Date, notwithstanding that any Certificate shall not have been surrendered for purchase, all rights of the holders of such Non-Managing Member Interests (including any rights pursuant to Articles IV, V, VI, and XII) shall thereupon cease, except the right to receive the purchase price (determined in accordance with Section 15.1(a)) for Non-Managing Member Interests therefor, without interest, upon surrender to the Transfer Agent of the Certificates representing such Non-Managing Member Interests in the case of Non-Managing Member Interests evidenced by Certificates, and such Non-Managing Member Interests shall thereupon be deemed to be transferred to the Manager, its Affiliate or the Company, as the case may be, on the record books of the Transfer Agent and the Company, and the Manager or any Affiliate of the Manager, or the Company, as the case may be, shall be deemed to be the owner of all such Non-Managing Member Interests from and after the Purchase Date and shall have all rights as the owner of such Non-Managing Member Interests (including all rights as owner of such Non-Managing Member Interests pursuant to Articles IV, V, VI, and XII).

ARTICLE XVI
GENERAL PROVISIONS

Section 16.1                             Addresses and Notices.  Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Member under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Member at the address described below.

Any notice, payment or report to be given or made to a Member hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Membership Interests at his address as shown on the records of the Transfer Agent or as otherwise shown on the records of the Company, regardless of any claim of any Person who may have an interest in such Membership Interests by reason of any assignment or otherwise.

Notwithstanding the foregoing, if (i) a Member shall consent to receiving notices, demands, requests, reports or proxy materials via electronic mail or by the Internet or (ii) the rules of the Commission shall permit any report or proxy materials to be delivered electronically or made available via the Internet, any such notice, demand, request, report or proxy materials shall be deemed given or made when delivered or made available via such mode of delivery.

An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 16.1 executed by the Manager, the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report given or made in accordance with the provisions of this Section 16.1 is returned marked to indicate that such notice, payment or report was unable to be delivered, such notice, payment or report and, in the case of notices, payments or reports returned by the United States Postal Service (or other physical mail delivery mail service outside the United States of America), any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Company of a change in his address) or other delivery if they are available for the Member at the principal office of the Company for a period of one year from the date of the giving or making of such notice, payment or report to the other Members. Any notice to the Company shall be deemed given if received by the Manager at the principal office of the Company designated pursuant to Section 2.3. The Manager may rely and shall be protected in relying on any notice or other document from a Member or other Person if believed by it to be genuine.

The terms “in writing”, “written communications,” “written notice” and words of similar import shall be deemed satisfied under this Agreement by use of e-mail and other forms of electronic communication.

Section 16.2                             Further Action.  The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 16.3                             Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 16.4                             Integration.  This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

Section 16.5                             Creditors.  None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Company.

Section 16.6                             Waiver.  No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

Section 16.7                             Counterparts.  This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring a Unit, pursuant to Section 10.1(a) without execution hereof.

Section 16.8                             Applicable Law; Forum, Venue and Jurisdiction.

(a)                                 This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

(b)                                 Each of the Members and each Person holding any beneficial interest in the Company (whether through a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing or otherwise):

(i)                                     irrevocably agrees that any claims, suits, actions or proceedings (A) arising out of or relating in any way to this Agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of this Agreement or the duties, obligations or liabilities among Members or of Members to the Company, or the rights or powers of, or restrictions on, the Members or the Company), (B) brought in a derivative manner on behalf of the Company, (C) asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee of the Company or the Manager, or owed by the Manager, to the Company or the Members, (D) asserting a claim arising pursuant to any provision of the Delaware Act or (E) asserting a claim governed by the internal affairs doctrine shall be exclusively brought in the Court of Chancery of the State of Delaware, in each case regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims;

(ii)                                  irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware in connection with any such claim, suit, action or proceeding; and

(iii)                               agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of the Court of Chancery of the State of Delaware or of any other court to which proceedings in the Court of Chancery of the State of Delaware may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum, or (C) the venue of such claim, suit, action or proceeding is improper, (iv) expressly waives any requirement for the posting of a bond by a party bringing such claim, suit, action or proceeding, and (v) consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such services shall constitute good and sufficient service of process and notice thereof; provided, nothing in clause (v) hereof shall affect or limit any right to serve process in any other manner permitted by law.

Section 16.9                             Invalidity of Provisions.  If any provision or part of a provision of this Agreement is or becomes for any reason,  invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions and part thereof contained herein shall not be affected thereby and this Agreement shall, to the fullest extent permitted by law, be reformed and construed as if such invalid, illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provision or part reformed so that it would be valid, legal and enforceable to the maximum extent possible.

Section 16.10                      Consent of Members.  Each Member hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Members, such action may be so taken upon the concurrence of less than all of the Members and each Member shall be bound by the results of such action.

Section 16.11                      Facsimile Signatures.  The use of facsimile signatures affixed in the name and on behalf of the transfer agent and registrar of the Company on Certificates representing Units is expressly permitted by this Agreement.

Section 16.12                      Third Party Beneficiaries.  Each Member agrees that (a) any Indemnitee shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Indemnitee and (b) any Unrestricted Person shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Unrestricted Person.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

MANAGING MEMBER:

Niska Gas Storage Management LLC

By:	/s/ Jason Dubchak
Name:	Jason A. Dubchak
Title:	Vice President, General Counsel & Corporate Secretary

[Signature Page to Operating Agreement]

EXHIBIT A
to the Second Amended and Restated
Operating Agreeement of
NISKA GAS STORAGE PARTNERS LLC

Certificate Evidencing Common Units
Representing Non-Managing Member Interests in
NISKA GAS STORAGE PARTNERS LLC

No.                                    Common Units

In accordance with Section 4.1 of the Second Amended and Restated Operating Agreement of NISKA GAS STORAGE PARTNERS LLC, as amended, supplemented or restated from time to time (the “Operating Agreement”), NISKA GAS STORAGE PARTNERS LLC, a Delaware limited liability company (the “Company”), hereby certifies that                                        (the “Holder”) is the registered owner of                                        Common Units representing membership interests in the Company (the “Common Units”) transferable on the books of the Company, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed. The rights, preferences and limitations of the Common Units are set forth in, and this Certificate and the Common Units represented hereby are issued and shall in all respects be subject to the terms and provisions of the Operating Agreement. Copies of the Operating Agreement are on file at, and will be furnished without charge on delivery of written request to the Company at the principal office of the Company located at 1001 Fannin Street, Suite 2500, Houston, TX 77002. Capitalized terms used herein but not defined shall have the meanings given them in the Operating Agreement.

The Holder, by accepting this Certificate, (i) shall become bound by the terms of the Operating Agreement, (ii) represents that the transferee has the capacity, power and authority to enter into this Agreement and (iii) makes the consents and waivers contained in the Operating Agreement.

This Certificate shall not be valid for any purpose unless it has been countersigned and registered by the Transfer Agent and Registrar.

Dated:	NISKA GAS STORAGE PARTNERS LLC

Countersigned and Registered:
AMERICAN STOCK TRANSFER	By:
& TRUST COMPANY	Name:
Title:
as Transfer Agent and Registrar

By:
By:	Name:
Authorized Signature	Title:	Secretary

[Reverse of Certificate]
ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as follows according to applicable laws or regulations:

TEN COM — as tenants in common	UNIF GIFT/ TRANSFERS MIN ACT

TEN ENT — as tenants by the entireties	(Cust)	(Minor)

JT TEN — as joint tenants with right of survivorship and not as tenants in common	under Uniform gifts/Transfers to CD Minors Act (State)

Additional abbreviations, though not in the above list, may also be used.

ASSIGNMENT OF COMMON UNITS
in
NISKA GAS STORAGE PARTNERS LLC

FOR VALUE RECEIVED	hereby assigns, conveys, sells and transfers unto

(Please print or typewrite name and address of Assignee)	(Please insert Social Security or other identifying number of Assignee)

                                   Common Units representing membership interests evidenced by this Certificate, subject to the Operating Agreement, and does hereby irrevocably constitute and appoint as its attorney-in-fact with full power of substitution to transfer the same on the books of NISKA GAS STORAGE PARTNERS LLC.

Date:	NOTE: The signature to any endorsement hereon must correspond with the name as written upon the face of this Certificate in every particular, without alteration, enlargement or change.

THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM), PURSUANT TO S.E.C. RULE17Ad-15

(Signature)

(Signature)